Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

x
:
In re:	:	Chapter 11
:
TIDEWATER INC., et al.,	:	Case No. 17-11132 (BLS)
	:	(Jointly Administered)
Debtors. [1]	:
x

SECOND AMENDED JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

OF TIDEWATER INC. AND ITS AFFILIATED DEBTORS

WEIL, GOTSHAL & MANGES LLP Ray C. Schrock, P.C. Jill Frizzley Andriana Georgallas 767 Fifth Avenue New York, New York 10153 Telephone: (212) 310-8000 Facsimile: (212) 310-8007

RICHARDS, LAYTON & FINGER, P.A.

Daniel J. DeFranceschi (No. 2732)

Zachary I. Shapiro (No. 5103)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Alfredo R. Pérez Chris López 700 Louisiana, Suite 1700 Houston, Texas 77002 Telephone: (713) 546-5000 Facsimile: (713) 224-9511

Counsel for Debtors and Debtors in Possession	Counsel for Debtors and Debtors in Possession

Dated: July 13, 2017
Wilmington, Delaware

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, if any, are: Tidewater Inc. (7776), Tidewater Marine Western, Inc. (1064), Tidewater Corporate Services, L.L.C. (7776), Tidewater Marine, L.L.C. (7779), Cajun Acquisitions, LLC (2365), Gulf Fleet Supply Vessels, L.L.C. (2194), Hilliard Oil & Gas, Inc. (4727), Java Boat Corporation (0278), Pan Marine International Dutch Holdings, L.L.C., Point Marine, L.L.C. (9586), Quality Shipyards, L.L.C. (2335), S.O.P., Inc. (3464), Tidewater Marine Alaska, Inc. (7549), Tidewater Marine International Dutch Holdings, L.L.C. (2289), Tidewater Marine Sakhalin, L.L.C. (7779), Tidewater Mexico Holding, L.L.C. (8248), Tidewater Venture, Inc. (7694), Twenty Grand (Brazil), L.L.C. (7730), Twenty Grand Marine Service, L.L.C. (7730), Zapata Gulf Marine, L.L.C. (5513), Tidewater GOM, Inc. (2799), Tidewater Subsea, L.L.C. (2022), Tidewater Subsea ROV, L.L.C. (3832), Tidewater Marine Fleet, L.L.C., Tidewater Marine Hulls, L.L.C., Tidewater Marine Ships, L.L.C., and Tidewater Marine Vessels, L.L.C. The Debtors’ principal offices are located at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130.

i

(continued)

(continued)

(continued)

(continued)

		Page
12.14.	Deemed Acts	53

12.15.	Successor and Assigns	53

12.16.	Entire Agreement	53

12.17.	Exhibits to Plan	53

12.18.	Notices	53

Schedule 1	Restructuring Support Agreement (intentionally omitted)
Schedule 2	Sale Leaseback Agreements

v

Tidewater Inc., Tidewater Marine Western, Inc., Tidewater Corporate Services, L.L.C., Tidewater Marine, L.L.C., Cajun Acquisitions, LLC, Gulf Fleet Supply Vessels, L.L.C., Hilliard Oil & Gas, Inc., Java Boat Corporation, Pan Marine International Dutch Holdings, L.L.C., Point Marine, L.L.C., Quality Shipyards, L.L.C., S.O.P., Inc., Tidewater Marine Alaska, Inc., Tidewater Marine International Dutch Holdings, L.L.C., Tidewater Marine Sakhalin, L.L.C., Tidewater Mexico Holding, L.L.C., Tidewater Venture, Inc., Twenty Grand (Brazil), L.L.C., Twenty Grand Marine Service, L.L.C., Zapata Gulf Marine, L.L.C., Tidewater GOM, Inc., Tidewater Subsea, L.L.C., Tidewater Subsea ROV, L.L.C., Tidewater Marine Fleet, L.L.C., Tidewater Marine Hulls, L.L.C., Tidewater Marine Ships, L.L.C., and Tidewater Marine Vessels, L.L.C. (each, a “Debtor” and, collectively, the “Debtors”) propose the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Capitalized terms used herein shall have the meanings set forth in Article I.A.

ARTICLE I    DEFINITIONS AND INTERPRETATION.

A.    Definitions. The following terms shall have the respective meanings specified below:

1.1    2010 Noteholder means a holder of 2010 Notes.

1.2    2010 Note Purchase Agreement means that certain Note Purchase Agreement, dated as of September 9, 2010, by and among Tidewater Parent and certain other Debtors, as issuers and obligors, the guarantors party thereto, and the note purchasers party thereto, as amended, modified, or otherwise supplemented from time to time.

1.3    2010 Notes means, collectively, (a) the 3.90% senior notes due December 30, 2017 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $44,500,000, (b) the 3.95% senior notes due December 30, 2017 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $25,000,000, (c) the 4.12% senior notes due December 30, 2018 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $25,000,000, (d) the 4.17% senior notes due December 30, 2018 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $25,000,000, (e) the 4.33% senior notes due December 30, 2019 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $50,000,000, (f) the 4.51% senior notes due December 30, 2020 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $100,000,000, (g) the 4.56% senior notes due December 30, 2020 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $65,000,000, and (h) the 4.61% senior notes due December 30, 2022 issued pursuant to the 2010 Note Purchase Agreement in the aggregate principal outstanding amount of $48,000,000, plus all accrued unpaid prepetition interest, costs, fees, premiums as Allowed, and other amounts due under the 2010 Notes.

1.4    2010 Notes Claim means any Claim arising from, or related to, the 2010 Notes.

1.5    2011 Noteholder means a holder of 2011 Notes.

1.6    2011 Note Purchase Agreements means those two certain Note Purchase Agreements, each dated as of August 15, 2011, by and among Tidewater Parent and certain other Debtors, as issuers and obligors, the guarantors party thereto, and the note purchasers party thereto, as amended, modified, or otherwise supplemented from time to time.

1.7    2011 Notes means the 2011 Series A and B Notes and the 2011 Series C Notes.

1.8    2011 Notes Claim means any Claim arising from, or related to, the 2011 Notes.

1.9    2011 Series A Notes means the 4.06% senior notes due March 31, 2019 issued pursuant to the 2011 Note Purchase Agreements in the aggregate principal outstanding amount of $50,000,000, plus all accrued unpaid prepetition interest, costs, fees, premiums as Allowed, and other amounts due under the 2011 Series A Notes.

1.10    2011 Series A and B Notes means the 2011 Series A Notes and the 2011 Series B Notes.

1.11    2011 Series B Notes means the 4.64% senior notes due June 30, 2021 issued pursuant to the 2011 Note Purchase Agreements in the aggregate principal outstanding amount of $50,000,000, plus all accrued unpaid prepetition interest, costs, fees, premiums as Allowed, and other amounts due under the 2011 Series B Notes.

1.12    2011 Series C Notes means the 4.54% senior notes due June 30, 2021 issued pursuant to the 2011 Note Purchase Agreements in the aggregate principal outstanding amount of $65,000,000, plus all accrued unpaid prepetition interest, costs, fees, premiums as Allowed, and other amounts due under the 2011 Series C Notes.

1.13    2013 Noteholder means a holder of 2013 Notes.

1.14    2013 Note Purchase Agreement means that certain Note Purchase Agreement, dated as of September 30, 2013, by and among Tidewater Parent and certain other Debtors, as issuers and obligors, the guarantors party thereto, and the note purchasers party thereto, as amended, modified, or otherwise supplemented from time to time.

1.15    2013 Notes means collectively, (a) the 4.26% senior notes due November 16, 2020 issued pursuant to the 2013 Note Purchase Agreement in the aggregate principal outstanding amount of $123,000,000, (b) the 5.01% senior notes due November 15, 2023 issued pursuant to the 2013 Note Purchase Agreement in the aggregate principal outstanding amount of $250,000,000, and (c) the 5.16% senior notes due November 17, 2025 issued pursuant to the 2013 Note Purchase Agreement in the aggregate principal outstanding amount of $127,000,000, plus all accrued unpaid prepetition interest, costs, fees, premiums as Allowed, and other amounts due under the 2013 Notes.

1.16    2013 Notes Claim means any Claim arising from, or related to, the 2013 Notes.

1.17    Administrative Expense Claim means a Claim for costs and expenses of administration incurred during the Chapter 11 Cases of a kind specified under section 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (b) Fee Claims, and (c) all fees and charges assessed against the Estates pursuant to section 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401.

1.18    Affiliates has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.19    Allowed means, with reference to any Claim or Interest, a Claim or Interest (a) arising on or before the Effective Date as to which (i) no objection to allowance or priority, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed and not withdrawn within the applicable period fixed by the Plan or applicable law, or (ii) any objection has been determined in favor of the holder of the Claim or Interest by a Final Order, (b) that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, (c) as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction, or (d) expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Plan.

1.20    Amended Organizational Documents means (a) the Amended Tidewater Parent Organizational Documents and (b) the forms of certificates of incorporation, certificates of formation, limited liability company agreements, or other forms of organizational documents and bylaws, as applicable, of the Reorganized Debtors (other than Tidewater Parent) to the extent such documents reflect material changes to each such Reorganized Debtor’s existing forms of organizational documents and bylaws, substantially final forms of such Amended Organizational Documents, which shall be in form and substance reasonably satisfactory to the Debtors or Reorganized Debtors, as applicable, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders and consistent with section 1123(a)(6) of the Bankruptcy Code, if applicable, the forms of which shall be included in the Plan Supplement.

1.21    Amended Tidewater Parent Organizational Documents means the form of certificate of incorporation and bylaws for Reorganized Tidewater Parent, which are annexed to the Restructuring Support Agreement.

1.22    Assumption Dispute means a pending objection relating to assumption of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.23    Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Cases.

1.24    Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Cases.

1.25    Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Cases.

1.26    Benefit Plans means (i) each “employee benefit plan,” as defined in section 3(3) of ERISA and (ii) each other pension, retirement, supplemental retirement, bonus, incentive, equity or equity-based, health, life, disability, group insurance, vacation, holiday, and fringe benefit plan, program, contract, or arrangement, in each case whether written or unwritten, maintained, contributed to, or required to be contributed to, by the Debtors for the benefit of any of their current or former employees or independent contractors and existing as of the Petition Date.

1.27    Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.28    Cash means legal tender of the United States of America.

1.29    Causes of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any state law fraudulent transfer claim.

1.30    Certificate means that certain officer’s certificate to be addressed to the holders of the New Secured Notes and delivered by the Debtors to the New Indenture Trustee on the Effective Date, which is annexed to the Restructuring Support Agreement.

1.31    Chapter 11 Cases means the jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court.

1.32    CIC Agreements means those certain change of control agreements designated with an asterisk on Schedule 5(c) of the Restructuring Support Agreement.

1.33    CIC Waiver Letters means those certain executed written agreements, in form and substance approved by the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, by and between Tidewater Parent and the employees party to the CIC Agreements, pursuant to which such parties agreed that, subject to the terms of the CIC Waiver Letters, neither the occurrence of the Effective Date nor the consummation of the Plan or any transaction contemplated thereby as of the date hereof shall constitute a “Change of Control” for purposes of any such CIC Agreements.

1.34    Claim has the meaning set forth in section 101(5) of the Bankruptcy Code as against any Debtor.

1.35    Class means any group of Claims or Interests classified as set forth in Article III of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.36    Class 3 Distribution Date means (a) the Class 3 Initial Distribution Date or (b) the Class 3 Final Distribution Date, as applicable.

1.37    Class 3 Final Distribution Date means, with respect to the Class of General Unsecured Claims (Class 3), a date after the Class 3 Initial Distribution Date and after all Disputed Claims in the Class of General Unsecured Claims have become either Allowed Claims or Disallowed Claims that is selected by the Reorganized Debtors in their reasonable discretion and in consultation with the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, but in any event, is no more than thirty (30) days after all such Disputed Claims have become either Allowed Claims or Disallowed Claims.

1.38    Class 3 Initial Distribution Date means the Effective Date.

1.39    Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.40    Confirmation Hearing means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be adjourned, reconvened, or continued from time to time.

1.41    Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders.

1.42    Consenting 2010 Noteholders means any holders of 2010 Notes that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent holders of 2010 Notes that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.43    Consenting 2011 Series A and B Noteholders means any holders of 2011 Series A and B Notes that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent holders of 2011 Series A and B Notes that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.44    Consenting 2011 Series C Noteholders means any holders of 2011 Series C Notes that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent holders of 2011 Series C Notes that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.45    Consenting 2013 Noteholders means any holders of 2013 Notes that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent holders of 2013 Notes that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.46    Consenting Creditors means the Consenting Noteholders, the Consenting Sale Leaseback Parties, if any, and the Consenting Tidewater Lenders, and does not include any Affiliate of any of the foregoing unless such Affiliate is itself a signatory to the Restructuring Support Agreement.

1.47    Consenting Noteholders means the Consenting 2010 Noteholders, the Consenting 2011 Series A and B Noteholders, the Consenting 2011 Series C Noteholders and the Consenting 2013 Noteholders that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent Noteholders that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.48    Consenting Sale Leaseback Parties means the Sale Leaseback Parties, if any, that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent Sale Leaseback Parties that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.49    Consenting Tidewater Lenders means the Tidewater Lenders that are party to the Restructuring Support Agreement together with their respective successors and permitted assigns and any subsequent Tidewater Lenders that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.50    Credit Agreement means that certain Fourth Amended and Restated Credit Agreement, dated as of June 21, 2013, between the Debtors, as borrowers, the guarantors party thereto, the lenders party thereto, the Credit Agreement Agent, and certain other parties thereto, as further amended, modified, or supplemented from time to time.

1.51    Credit Agreement Agent means Bank of America, N.A., solely in its capacity as administrative agent under the Credit Agreement, and its successors and permitted assigns.

1.52    Credit Agreement Claim means any Claim against the Debtors arising from, or related to, the Credit Agreement.

1.53    Creditors’ Committee means the statutory committee of unsecured claimholders appointed by the United States Trustee for Region 3 in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.54    Cure means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) permit the Debtors to assume such executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.55    Debtor or Debtors has the meaning set forth in the introductory paragraph of the Plan.

1.56    Debtors in Possession means the Debtors in their capacity as debtors in possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

1.57    Definitive Documents means the documents, other than the Plan, including any related orders, agreements, instruments, schedules, or exhibits, that are contemplated herein and that are otherwise necessary or desirable to implement, or otherwise relate to, the restructuring contemplated in the Restructuring Support Agreement and the Plan (including the Plan Supplement), including, but not limited to, (a) the Disclosure Statement, (b) the materials related to the solicitation of the Plan, (c) the order entered by the Bankruptcy Court approving the Disclosure Statement and materials related to the solicitation of the Plan as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code, (d) the Confirmation Order and the pleadings in support of entry of the Confirmation Order, (e) the Management Incentive Plan, (f) the New Indenture, (g) the New Creditor Warrant Agreement, (h) the New Existing Equity Warrant Agreement, (i) the Registration Rights Agreement, (j) any documents included in the Plan Supplement, (k) the Amended Tidewater Parent Organizational Documents, (l) any other Amended Organizational Documents and other related transactional or corporate documents (including, without limitation, any agreements and documents described in the Plan and customary closing deliverables required under the New Indenture, including customary legal opinions in connection with the New Indenture), (m) the motions or pleadings seeking approval or confirmation of any of the foregoing transactional or corporate documents, including the motion to approve the Disclosure Statement, confirm the Plan, ratify the solicitation of the Plan, and schedule a joint hearing, (n) the Rejection Motion, and (o) the Rejection Orders, each of which shall contain terms and conditions consistent in all material respects with the Plan and shall otherwise be in form and substance reasonably satisfactory in all respects to the Debtors, the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders.

1.58    Disallowed means, with respect to any Claim or Interest, that such Claim or Interest has been determined by a Final Order or specified in a provision of the Plan not to be Allowed.

1.59    Disbursing Agent means any Entity (including any applicable Debtor if it acts in such capacity) in its capacity as a disbursing agent under Article VI of the Plan.

1.60    Disclosure Statement means the disclosure statement for the Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), and/or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, and/or other applicable law.

1.61    Disputed means with respect to a Claim or Interest, any such Claim or Interest (a) that is neither Allowed nor Disallowed under the Plan or a Final Order, nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code, including a Claim or Interest to which the Debtors or any party in interest has interposed a request for estimation and such request for estimation has not been withdrawn or determined by a Final Order, or (b) for which a proof of claim for payment has been made and related to which the Debtors or any party in interest has interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order. If the Debtors dispute only a portion of a Claim, such Claim shall be deemed Allowed in any amount the Debtors do not dispute and Disputed as to the balance of such Claim.

1.62    Disputed Claims Reserve means the reserve established pursuant to and governed by Section 7.5 of the Plan.

1.63    Distribution Record Date means the date that is two (2) Business Days after the Confirmation Date. For the avoidance of doubt, the Distribution Record Date shall not apply to Existing Interests, the holders of which shall receive a distribution via mandatory or deemed exchange in accordance with Section 4.7 of the Plan on or as soon as practicable after the Effective Date.

1.64    DTC means The Depository Trust Company.

1.65    Effective Date means the date on which all conditions to the effectiveness of the Plan set forth in Article IX of the Plan have been satisfied or waived in accordance with the terms of the Plan.

1.66    Employment Arrangements means, as to a current or former employee, officer, director, or contractor, all employee terms of employment, compensation and Benefit Plans existing as of the Petition Date, including, without limitation, any employment, services, separation, retention, incentive, bonus, or related agreements or arrangements.

1.67    Entity means an individual, corporation, partnership, limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, Governmental Unit or any political subdivision thereof, or other person (as defined in section 101(41) of the Bankruptcy Code) or other entity.

1.68    Equity Committee means the statutory committee of equity security holders appointed by the United States Trustee for Region 3 in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

1.69    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.70    Estate or Estates means, individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

1.71    Exchange Act means the Securities Exchange Act of 1934, as amended.

1.72    Exculpated Parties means collectively: (a) the Debtors, (b) the Reorganized Debtors, (c) the Creditors’ Committee, (d) the Equity Committee, and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entities’ predecessors, successors, and assigns, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, and other professionals, and such Entities’ respective heirs, executors, estates, and nominees.

1.73    Existing Interests means the common stock of Tidewater Parent.

1.74    Fee Claim means a Claim for professional services rendered or costs incurred on or after the Petition Date through the Effective Date by professional persons retained in these Chapter 11 Cases by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

1.75    Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court, which has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under Rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

1.76    General Unsecured Claim or General Unsecured Claims means, individually, a Credit Agreement Claim, Notes Claim, or Sale Leaseback Claim and, collectively, the Credit Agreement Claims, the Notes Claims, and the Sale Leaseback Claims.

1.77    GIEK means the Guarantee Institute for Export Credits, solely in its capacity as guarantor under the Troms Credit Agreement, and its successors and permitted assigns.

1.78    Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.79    Impaired means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.80    Intercompany Claim means any Claim against a Debtor held by another Debtor.

1.81    Intercompany Interest means any Interests in any of the Debtors (other than Tidewater Parent), including common stock, and any options, warrants, or rights to acquire any such Interests, held by another Debtor or an Affiliate thereof.

1.82    Interests means any equity security in a Debtor as defined in section 101(16) of the Bankruptcy Code, including all common stock, preferred stock, or other instruments evidencing an ownership interest in any of the Debtors, whether or not transferable, and any option, warrant, right, or any other interest that is exercisable, convertible, or exchangeable into equity of a Debtor, contractual or otherwise, including, without limitation, equity or equity-based incentives, grants, or other instruments issued, granted, or promised to be granted to current or former employees, directors, officers, or contractors of the Debtors, to acquire any such interests in a Debtor that existed immediately before the Petition Date.

1.83    Interim Distribution Date means, with respect to a Sale Leaseback Claim that is a Disputed Claim on the Effective Date and thereafter becomes an Allowed Claim, the tenth (10th) Business Day after each quarterly interest payment date for the New Secured Notes, commencing with the first such date to occur after the Class 3 Initial Distribution Date.

1.84    IRS means the Internal Revenue Service.

1.85    Jones Act means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. coastwise trade.

1.86    Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.87    Management Incentive Plan means a post-emergence management incentive plan, the form of which is annexed as an exhibit to the Restructuring Support Agreement, under which eight percent (8%) of the sum of the total number of (a) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan plus (b) shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants and pursuant to the Management Incentive Plan, shall be reserved for issuance as awards thereunder.

1.88    New Board means the initial board of directors of Reorganized Tidewater Parent to be selected in accordance with Section 5.7 of the Plan.

1.89    New Common Stock means the 30,000,000 shares of common stock, par value $.001 per share, of Reorganized Tidewater Parent issued pursuant to the Plan, inclusive of shares of New Common Stock to be issued upon exercise of the New Creditor Warrants.

1.90    New Creditor Warrant Agreement means the creditor warrant agreement by and between Reorganized Tidewater Parent and the warrant agent named therein that shall govern the terms of the New Creditor Warrants (including any New Creditor Warrants that may be issued after the Effective Date), the form of which is annexed as an exhibit to the Restructuring Support Agreement.

1.91    New Creditor Warrants means the warrants to be issued to holders of Allowed Notes Claims, Allowed Credit Agreement Claims, and Allowed Sale Leaseback Claims, as provided in Section 4.3(c) of the Plan, in accordance with the New Creditor Warrant Agreement entitling the holders thereof to purchase New Common Stock with an exercise price per warrant equal to $.001 per share, and governed by the terms of the New Creditor Warrant Agreement.

1.92    New Existing Equity Warrant Agreement means the existing equity warrant agreement by and between Reorganized Tidewater Parent and the warrant agent named therein that shall govern the terms of the New Existing Equity Warrants, the form of which is annexed as an exhibit to the Restructuring Support Agreement.

1.93    New Existing Equity Warrants means the Series A New Existing Equity Warrants and the Series B New Existing Equity Warrants, which shall be issued to holders of Existing Interests as provided in Section 4.7(b) of the Plan, pursuant to and governed by the terms of the New Existing Equity Warrant Agreement.

1.94    New Indenture means that certain secured Indenture, dated as of the Effective Date, by and among Reorganized Tidewater Parent, as issuer, the other Reorganized Debtors that are guarantors, and the New Indenture Trustee, as trustee, including the Certificate, all agreements, notes, instruments, and any other documents delivered pursuant thereto or in connection therewith such as related interest rate hedging arrangements (in each case, as amended, modified, or supplemented from time to time), the form of which is annexed as an exhibit to the Restructuring Support Agreement.

1.95    New Indenture Trustee means the trustee under the New Indenture and its successors and permitted assigns.

1.96    New Secured Notes means the eight percent (8%) fixed rate secured notes due five (5) years from the Effective Date to be issued pursuant to the New Indenture in the aggregate principal amount of $350,000,000.

1.97    New Warrants means the New Creditor Warrants and the New Existing Equity Warrants.

1.98    Non-U.S. Citizen means an Entity other than a U.S. Citizen.

1.99    Noteholders means, collectively, the 2010 Noteholders, the 2011 Noteholders, and the 2013 Noteholders.

1.100    Note Purchase Agreements means the 2010 Note Purchase Agreement, the 2011 Note Purchase Agreements, and the 2013 Note Purchase Agreement.

1.101    Notes means, collectively, the 2010 Notes, the 2011 Notes, and the 2013 Notes.

1.102    Notes Claims means, collectively, the 2010 Notes Claims, the 2011 Notes Claims, and the 2013 Notes Claims.

1.103    Other General Unsecured Claim means any Claim, other than a Secured Claim, an Administrative Expense Claim, an Intercompany Claim, a Priority Tax Claim, a Priority Non-Tax Claim, the Notes Claims, a Sale Leaseback Claim, or a Credit Agreement Claim.

1.104    Permitted Designee means with respect to any holder of an Allowed General Unsecured Claim, a partnership or another limited liability form of entity which is designated (in a writing to be delivered to Tidewater Parent on or before the Distribution Record Date) by such holder to receive (a) distributions issuable to such holder pursuant to Section 4.3(c) of the Plan, and (b) the holder’s rights to such distribution as a result of equity contributions (through one or more layers of successive partnerships or entities).

1.105    Petition Date means, with respect to each Debtor, the date on which such Debtor commenced its Chapter 11 Case.

1.106    Plan means this second amended joint prepackaged chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code, the terms hereof, and the terms of the Restructuring Support Agreement.

1.107    Plan Supplement means a supplemental appendix to the Plan containing, among other things, substantially final forms of documents, schedules, and exhibits to the Plan to be filed with the Bankruptcy Court, including, but not limited to, the following, each of which must be in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders: (a) the Amended Organizational Documents, to the extent not annexed to the Restructuring Support Agreement, (b) the identity of the members of the New Board of Reorganized Tidewater Parent, and (c) the Restructuring Support Agreement (together with all exhibits and schedules thereto); provided, however, that all individual holdings information shall be redacted from the signature pages to the Restructuring Support Agreement; provided, that, through the Effective Date, the Debtors shall have the right to amend and supplement the Plan Supplement and any schedules, exhibits, or amendments thereto, in accordance with the terms of the Plan and the Restructuring Support Agreement. The Plan Supplement shall be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline.

1.108    Priority Non-Tax Claim means any Claim, other than an Administrative Expense Claim or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.109    Priority Tax Claim means any Secured Claim or unsecured Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.110    Pro Rata means the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims or Allowed Interests and Disputed Interests in a particular Class and other Classes entitled to share in the same recovery as such Class under the Plan.

1.111    Registration Rights Agreement means the Registration Rights Agreement among the Registration Rights Parties, having the terms set forth in Section 5.11 of the Plan, which is annexed to the Restructuring Support Agreement.

1.112    Registration Rights Parties means any recipient of shares of New Common Stock that receives (together with its Affiliates and related funds) ten percent (10%) or more of the New Common Stock under the Plan and/or who has a reasonable belief that it is an Affiliate of the Reorganized Debtors, in each case who is a party to the Registration Rights Agreement, together with its Affiliates (solely as used throughout this definition, as defined under the Securities Act of 1933, as amended).

1.113    Reinstate, Reinstated, or Reinstatement means leaving a Claim Unimpaired under the Plan.

1.114    Rejection Motion means the motion or pleading filed by the Debtors on the Petition Date seeking entry of interim and final orders (a) authorizing the rejection of the Sale Leaseback Agreements,

(b) temporarily allowing the Sale Leaseback Claims solely for voting purposes and for purposes of establishing the Disputed Claims Reserve under Section 7.5 of the Plan, (c) setting a briefing schedule related thereto, (d) limiting the final allowance of the Sale Leaseback Claims, and (d) granting related relief, which motion or pleading must be, in form and substance, reasonably satisfactory to the Debtors, the Requisite Consenting Tidewater Lenders, and the Requisite Consenting Noteholders.

1.115    Rejection Orders means, collectively, (a) the order approving the stipulation among the Debtors and the Sale Leaseback Parties, dated May 25, 2017 (Docket No. 129), including (i) the rejection of the Sale Leaseback Agreements, (ii) the amount of the Disputed Claims Reserve, and (iii) the temporary allowance of the Disputed Sale Leaseback Claims in the amount set forth therein for purposes of voting on the Plan; and (b) the order setting an expedited discovery and briefing schedule for final allowance of the Disputed Sale Leaseback Claims, dated June 13, 2017 (Docket No. 217).

1.116    Released Parties means collectively: (a) the Debtors, (b) the Reorganized Debtors, (c) the Credit Agreement Agent, (d) the Noteholders, the Tidewater Lenders, and the Sale Leaseback Parties, only to the extent the Entities in clause (d) voted in favor of the Plan, (e) the Creditors’ Committee, (f) the Equity Committee, and (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, managers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entities’ respective heirs, executors, estates, and nominees.

1.117    Reorganized Debtors means, with respect to each Debtor, such Debtor as reorganized on the Effective Date in accordance with the Plan.

1.118    Reorganized Tidewater Parent means Tidewater Parent as reorganized on the Effective Date in accordance with the Plan.

1.119    Requisite Consenting 2010 Noteholders means, as of the date of determination, Consenting 2010 Noteholders holding at least 51% of the outstanding principal amount of the 2010 Notes as of such date.

1.120    Requisite Consenting 2011 Series A and B Noteholders means, as of the date of determination, Consenting 2011 Series A and B Noteholders holding at least 51% of the outstanding principal amount of the 2011 Series A and B Notes as of such date.

1.121     Requisite Consenting 2011 Series C Noteholders means, as of the date of determination, Consenting 2011 Series C Noteholders holding at least 51% of the outstanding principal amount of the 2011 Series C Notes as of such date.

1.122    Requisite Consenting 2013 Noteholders means, as of the date of determination, Consenting 2013 Noteholders holding at least 51% of the outstanding principal amount of the 2013 Notes as of such date.

1.123    Requisite Consenting Noteholders means the Requisite Consenting 2010 Noteholders, the Requisite Consenting 2011 Series A and B Noteholders, the Requisite Consenting 2011 Series C Noteholders, and the Requisite Consenting 2013 Noteholders.

1.124    Requisite Consenting Tidewater Lenders means, as of the date of determination, Consenting Tidewater Lenders holding at least a majority of the outstanding principal amount of the Credit Agreement Claims held by Consenting Tidewater Lenders as of such date.

1.125    Restructuring Support Agreement means that certain Restructuring Support Agreement, dated as of May 11, 2017, by and among the Debtors and the Consenting Creditors, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof, a copy of which, without individual holdings shown on the signature pages, is annexed to the Plan as Schedule 1.

1.126    Sale Leaseback Agreements means those certain sale leaseback agreements set forth on Schedule 2 to the Plan pertaining to marine vessels bareboat chartered by certain Debtors that the Debtors intend to designate for rejection.

1.127    Sale Leaseback Claim means any Claim arising from, or related to, the Debtors’ rejection of a Sale Leaseback Agreement.

1.128    Sale Leaseback Parties means, collectively, the lessors party to the Sale Leaseback Agreements.

1.129    Secured Claim means a Claim other than an Administrative Expense Claim or a Priority Tax Claim (a) secured by a Lien on collateral to the extent of the value of such collateral as (i) set forth in the Plan, (ii) agreed to by the holder of such Claim and the Debtors, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code.

1.130    Series A New Existing Equity Warrants means warrants to purchase a number of shares of New Common Stock equal to seven and a half percent (7.5%) of the sum of the total number of (a) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan plus (b) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus (c) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan plus (d) shares of New Common Stock issuable upon exercise of the Series A New Existing Equity Warrants, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, such Series A New Existing Equity Warrants to be exercisable for a six (6) year period commencing on the Effective Date with an exercise price per warrant equal to $1,711,904,712, divided by the sum of the total number of (1) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan plus (2) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus (3) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, all as more fully set forth in the New Existing Equity Warrant Agreement.

1.131    Series B New Existing Equity Warrants means warrants to purchase a number of shares of New Common Stock equal to seven and a half percent (7.5%) of the sum of the total number of (a) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan plus (b) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus (c) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan plus (d) shares of New Common Stock issuable upon exercise of the Series A New Existing Equity Warrants and the Series B New Existing Equity Warrants, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, such Series B New Existing Equity Warrants to be exercisable for a six (6) year period commencing on the Effective Date with an exercise price per warrant equal to $2,020,000,000, divided by the sum of the total number of (1) shares of New Common Stock to be outstanding as of the Effective Date under clause (v) of Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan plus (2) shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus (3) any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan plus (4) shares of New Common Stock issuable upon exercise of the Series A New Existing Equity Warrants, but excluding any shares of New Common Stock issued or issuable pursuant to the Management Incentive Plan, all as more fully set forth in the New Existing Equity Warrant Agreement.

1.132    Subordinated Securities Claim means a Claim subject to subordination under section 510(b) of the Bankruptcy Code, including, without limitation, any Claim for or that arises from the rescission of a purchase, sale, issuance, or offer of a security (as defined in section 101(49) of the Bankruptcy Code) of any of the Debtors, or for damages arising from the purchase or sale of such a security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.133    Tidewater Lender and Noteholder Group means, as of the date of determination, the Consenting Tidewater Lenders and the Consenting Noteholders holding in the aggregate at least 66.67% of the outstanding principal amount of the Credit Agreement Claims and the Notes Claims held by the Consenting Tidewater Lenders and the Consenting Noteholders in the aggregate as of such date.

1.134    Tidewater Lenders means the lenders from time to time party to the Credit Agreement as lenders thereunder and their successors and permitted assigns.

1.135    Tidewater Parent means Tidewater Inc.

1.136    Tidewater Parent Interests means all Interests in Tidewater Parent.

1.137    Troms means Troms Offshore Supply AS.

1.138    Troms Agent means DNB Bank ASA, New York Branch, solely as agent under the Troms Credit Agreement, and its successors and permitted assigns.

1.139    Troms Arranger means DNB Markets, Inc., solely as arranger under the Troms Credit Agreement, and its successors and permitted assigns.

1.140    Troms Bank Guarantor means DNB Bank ASA, Grand Cayman Branch, solely as bank guarantor under the Troms Credit Agreement, and it successors and permitted assigns.

1.141    Troms Bookrunner means DNB Markets, Inc., solely as bookrunner under the Troms Credit Agreement, and its successors and permitted assigns.

1.142    Troms Credit Agreement means that certain Amended and Restated Term Loan Facility Agreement, originally dated as of May 25, 2012 (as amended, and as further amended and restated by an amendment and restatement agreement no. 4 as of the Effective Date), by and among Troms, as borrower, Tidewater Parent and certain other Debtors, as corporate guarantors, and the Troms Finance Parties, as may be further amended, modified, or otherwise supplemented from time to time.

1.143    Troms Finance Parties means the Troms Agent, the Troms Arranger, the Troms Bookrunner, the Troms Bank Guarantor, GIEK, and the Troms Lenders.

1.144    Troms Lenders means Eksportkreditt Norge AS, Kommunal Landspensjonskasse Gjensidig Forsikringsselskap, Garanti-Instituttet for Eksportkreditt, and DNB Capital LLC, solely as lenders under the Troms Credit Agreement, and their successors and permitted assigns.

1.145    Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

1.146    Unofficial Noteholder Committee means the unofficial committee of certain unaffiliated holders of Notes Claims that is represented by Paul, Weiss, Rifkind, Wharton & Garrison LLP, Blank Rome LLP and Houlihan Lokey Capital, Inc.

1.147    U.S. Citizen means an Entity that is a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade.

1.148    U.S. Citizen Certification means a certification by a holder of a General Unsecured Claim that such holder is a U.S. Citizen.

1.149    U.S. Trustee means the United States Trustee for the District of Delaware.

1.150    Voting Deadline means the date set by the Bankruptcy Court by which all persons or Entities entitled to vote on the Plan must vote to accept or reject the Plan.

B.    Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.    Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

D.    Controlling Document.

In the event of an inconsistency between the Plan, the Plan Supplement, and the forms of documents annexed to the Restructuring Support Agreement, the terms of the relevant document in the Plan Supplement or annexed to the Restructuring Support Agreement, as applicable, shall control (unless stated otherwise in such Plan Supplement document or Restructuring Support Agreement document). The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, that, if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern.

ARTICLE II    ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1.    Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon thereafter as is reasonably practicable, the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors, as Debtors in Possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2.    Fee Claims.

(a)    All Entities seeking an award by the Bankruptcy Court of Fee Claims shall file and serve on counsel to the Reorganized Debtors, the U.S. Trustee, and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Court, on or before the date that is forty-five (45) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Petition Date through the Effective Date. Objections to any Fee Claims must be filed and served on counsel to the Reorganized Debtors, the U.S. Trustee, and the requesting party no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the Debtors or the Reorganized Debtors, as applicable, and the party requesting compensation of a Fee Claim).

(b)    Allowed Fee Claims shall be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court (i) upon the later of (1) the Effective Date and (2) the date upon which a Final Order relating to any such Allowed Fee Claim is entered, in each case, as soon as reasonably practicable thereafter, or (ii) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors or the Reorganized Debtors, as applicable, and solely with respect to agreements entered into on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, any Fee Claims that are authorized to be paid pursuant to any administrative orders entered by the Bankruptcy Court may be paid at the times and in the amounts authorized pursuant to such orders.

(c)    The Reorganized Debtors are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for Bankruptcy Court approval. On or about the Effective Date, holders of Fee Claims shall provide a reasonable estimate of such Fee Claims to (i) the Debtors or the Reorganized Debtors, as applicable, and, in addition, (ii) solely with respect to estimates provided on or prior to the Effective Date, to (1) counsel to the Consenting Noteholders and (2) counsel to the Consenting Tidewater Lenders, and the Debtors or Reorganized Debtors, as applicable, shall separately reserve for such estimated amounts for the benefit of the holders of the Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties. If a holder of a Fee Claim does not provide an estimate, the Debtors or Reorganized Debtors, as applicable, may estimate the unpaid and unbilled fees and expenses of such holder of a Fee Claim. When all such Allowed Fee Claims have been paid in full, any remaining amount in such escrow shall promptly be released from such reserve and revert to, and ownership thereof shall vest in, the Reorganized Debtors without any further action or order of the Bankruptcy Court.

2.3.    Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction of such Allowed Priority Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon thereafter as is reasonably practicable, the later of (i) the Effective Date, to the extent such Claim is an Allowed Priority Tax Claim on the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Petition Date; provided, that the Debtors reserve the right to prepay all or a portion of any such amounts at any time under this option at their discretion, and solely with respect to prepayments made before the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld. To the extent that any Priority Tax Claim is secured by a lien on any property of the Debtors, such lien shall continue in full force and effect until such time as the Priority Tax Claim is paid in full. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

ARTICLE III    CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.    Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2.    Formation of Debtor Groups for Convenience Only.

The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, confirmation of the Plan, and making distributions in accordance with the Plan in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal Entity, result in substantive consolidation of any Estates, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal Entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal Entities after the Effective Date.

3.3.    Summary of Classification.

The following table designates the Classes of Claims against and Interests in each of the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, including Priority Tax Claims, have not been classified. The classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.5 of the Plan.

Class	Designation	Treatment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Secured Claims	Unimpaired	No (Presumed to accept)
3	General Unsecured Claims	Impaired	Yes
4	Other General Unsecured Claims	Unimpaired	No (Presumed to accept)
5	Intercompany Claims	Unimpaired	No (Presumed to accept)
6	Intercompany Interests	Unimpaired	No (Presumed to accept)
7	Tidewater Parent Interests	Impaired	No (Deemed to reject)
8	Subordinated Securities Claims	Impaired	No (Deemed to reject)

3.4.    Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors or the Reorganized Debtors, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.5.    Elimination of Vacant Classes.

Any Class of Claims against or Interests in a Debtor that, as of the commencement of the Confirmation Hearing, does not have at least one (1) holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan of such Debtor for purposes of voting to accept or reject such Debtor’s Plan, and disregarded for purposes of determining whether such Debtor’s Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

ARTICLE IV    TREATMENT OF CLAIMS AND INTERESTS.

4.1.    Priority Non-Tax Claims (Class 1).

(a)    Classification: Class 1 consists of Priority Non-Tax Claims.

(b)    Treatment: Except to the extent that a holder of an Allowed Priority Non-Tax Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Priority Non-Tax Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)    Voting: Class 1 is Unimpaired, and the holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to Priority Non-Tax Claims.

4.2.    Secured Claims (Class 2).

(a)    Classification: Class 2 consists of the Secured Claims. To the extent that the Secured Claims are secured by different collateral or different interests in the same collateral, such Claims shall be treated as separate subclasses of Class 2 for purposes of voting to accept or reject the Plan and receiving distributions under the Plan.

(b)    Treatment: Except to the extent that a holder of an Allowed Secured Claim against any of the Debtors agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Secured Claim, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Secured Claim becomes an Allowed Secured Claim, in each case, or as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Secured Claim shall be Reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)    Voting: Class 2 is Unimpaired, and the holders of Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Secured Claims.

4.3.    General Unsecured Claims (Class 3).

(a)    Classification: Class 3 consists of General Unsecured Claims.

(b)    Allowance: The following Claims are Allowed pursuant to section 506(a) of the Bankruptcy Code against each of the Debtors: (i) the Credit Agreement Claims in the aggregate principal amount of $900,000,000, plus accrued but unpaid interest (including default interest), plus any other unpaid premiums, fees, costs, or other amounts due under the Credit Agreement, in each case, up to but not including the Petition Date, and (ii) the Notes Claims in the aggregate amount of $1,158,397,471, plus any other unpaid premiums, interest, fees, costs, or other amounts due under the Note Purchase Agreements, as applicable, in each case, up to but not including the Petition Date. The Tidewater Lenders and the Noteholders shall not be required to file proofs of Claim on account of their Credit Agreement Claims and/or Notes Claims, as applicable. On the Petition Date, the Debtors shall file with the Bankruptcy Court the Rejection Motion.

(c)    Treatment: In full and final satisfaction of each Allowed General Unsecured Claim, on a Class 3 Distribution Date, each holder of an Allowed General Unsecured Claim shall be entitled to receive its Pro Rata share of (i) Cash in the amount of $225,000,000, (ii) the New Secured Notes, and (iii) pursuant to the procedure set forth below in this Section 4.3(c), a combination of (v) New Common Stock to the extent permitted under the restriction on aggregate ownership of outstanding New Common Stock by Non-U.S. Citizens as described in Section 5.5(a) of the Plan and (w) New Creditor Warrants to the extent that shares of New Common Stock cannot be issued to such holder because it is a Non-U.S. Citizen and its ownership of its Pro Rata share of New Common Stock, when added to the Pro Rata shares of New Common Stock being issued to other holders that are Non-U.S. Citizens as of the Effective Date, would exceed the restriction on aggregate ownership of outstanding New Common Stock by Non-U.S. Citizens as described in Section 5.5(a) of the Plan, which shall represent, in the aggregate, ninety-five percent (95%) of the sum of the total shares of New Common Stock to be outstanding on the Effective Date under clause (v) of this Section 4.3(c)(iii) and clause (i) of Section 4.7(b) of the Plan (excluding shares of New Common Stock issuable pursuant to the Management Incentive Plan and shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants) plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of this Section 4.3(c)(iii) as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9 of the Plan, subject to dilution by shares of New Common Stock issuable pursuant to the Management Incentive Plan and by shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants; provided, however, that such holders of Allowed General Unsecured Claims are entitled to direct any distribution with respect to clause (iii) of this Section 4.3(c) to one or more Permitted Designees. In the case of holders of Allowed General Unsecured Claims that are Non-U.S. Citizens, the percentage ratio of the number of shares of New Common Stock to the number of New Creditor Warrants to be issued to each such Non-U.S. Citizen pursuant to clauses (v) and (w) of this Section 4.3(c)(iii), respectively, as of the Effective Date shall be the same for each such Non-U.S. Citizen holder of an Allowed General Unsecured Claim. If such a holder (or the holder’s Permitted Designee(s)) of an Allowed General Unsecured Claim furnishes a U.S. Citizen Certification to Tidewater Parent on or before the Distribution Record Date and, after review, Tidewater Parent, in its reasonable discretion, accepts such U.S. Citizen Certification as reasonable proof in establishing that such holder or its Permitted Designee(s), if applicable, is a U.S. Citizen, such holder (or its Permitted Designee(s)) shall receive New Common Stock representing all of such holder’s (or its Permitted Designee’s(s’)) Pro Rata share as of the Effective Date of such New Common Stock on the Class 3 Initial Distribution Date; provided, however, that if such holder (or the holder’s Permitted Designee(s)) does not furnish a U.S. Citizen Certification to Tidewater Parent on or before the Distribution Record Date, or if the U.S. Citizen Certification of such holder (or the holder’s Permitted Designee(s)) has not been accepted or has been rejected by Tidewater Parent, in its reasonable discretion, on or before the date that is five (5) Business Days after the Distribution Record Date after review by Tidewater Parent pursuant to this Section 4.3(c), such holder (or the holder’s Permitted Designee(s)) shall receive a combination of (x) New Common Stock representing such holder’s Pro Rata share as of the Effective Date of New Common Stock, to the extent permitted by Section 5.5(a) of the Plan, and (y) New Creditor Warrants equal to the balance of such holder’s (or the holder’s Permitted Designee’s(s’)) Pro Rata share as of the Effective Date of the New Common Stock that such holder would have received but for the restriction in Section 5.5(a) of the Plan as of the Effective Date. In connection with Tidewater Parent’s review of any U.S. Citizen Certification under this Section 4.3(c), Tidewater Parent shall have the right to require the holder (or the holder’s Permitted Designee(s)) furnishing the U.S. Citizen Certification to provide Tidewater Parent with such documents and other information as it may reasonably request as reasonable proof confirming that the holder (or such holder’s Permitted Designee(s)) is a U.S. Citizen under the Jones Act. Tidewater Parent shall treat all such documents and information provided by any holder (or the holder’s Permitted Designee(s)) as confidential and shall limit the distribution of such documents and information to the Debtors’ personnel and counsel that have a need to know the contents thereof and to the U.S. Coast Guard as may be necessary. Notwithstanding the foregoing, holders of Sale Leaseback Claims which are Disputed Claims on the Effective Date and thereafter become Allowed Claims shall be entitled to receive their Pro Rata share, calculated as of the Effective Date, of the foregoing consideration described in clauses (i), (ii), and (iii) of the first sentence of this Section 4.3(c); provided, however, that the consideration delivered in respect of clause (iii) of this Section 4.3(c) shall consist of solely New Creditor Warrants on the next Interim Distribution Date after they become Allowed Claims. In any distribution made to the holder of an Allowed General Unsecured Claim, there shall be deducted therefrom the amount of Cash, New Secured Notes, New Common Stock, and New Creditor Warrants previously distributed to such holder on account of such Allowed General Unsecured Claim in any distribution made prior thereto.

(d)    Voting: Class 3 is Impaired, and the holders of General Unsecured Claims in Class 3 are entitled to vote to accept or reject the Plan.

4.4.    Other General Unsecured Claims (Class 4).

(a)    Classification: Class 4 consists of Other General Unsecured Claims.

(b)    Treatment: Except to the extent that a holder of an Allowed Other General Unsecured Claim against any of the Debtors agrees to a less favorable treatment of such Claim or has been paid before the Effective Date, at the option of the Debtors or the Reorganized Debtors, as applicable, and solely if such option is selected on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, on and after the Effective Date, (i) the Reorganized Debtors shall continue to pay or treat each Allowed Other General Unsecured Claim in the ordinary course of business, or (ii) such holder shall receive such other treatment so as to render such holder’s Allowed Other General Unsecured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, in each case, subject to all defenses or disputes the Debtors and Reorganized Debtors may assert as to the validity or amount of such Claims, including as provided in Section 10.9 of the Plan.

(c)    Voting: Class 4 is Unimpaired, and the holders of Other General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Other General Unsecured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Other General Unsecured Claims.

4.5.    Intercompany Claims (Class 5).

(a)    Classification: Class 5 consists of Intercompany Claims.

(b)    Treatment: On the Effective Date, all Intercompany Claims shall be adjusted, Reinstated, discharged, or distributed to the extent determined to be appropriate by the Debtors or the Reorganized Debtors, as applicable, and solely if such treatment is determined on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld.

(c)    Voting: Class 5 is Unimpaired, and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Claims.

4.6.    Intercompany Interests (Class 6).

(a)    Classification: Class 6 consists of Intercompany Interests.

(b)    Treatment: On the Effective Date, and without the need for any further corporate or limited liability company action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable, all Intercompany Interests shall be unaffected by the Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors.

(c)    Voting: Class 6 is Unimpaired, and the holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Interests.

4.7.    Tidewater Parent Interests (Class 7).

(a)    Classification: Class 7 consists of Tidewater Parent Interests.

(b)    Treatment: On the Effective Date, all Tidewater Parent Interests shall be cancelled and discharged and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each holder of an Allowed Existing Interest shall be entitled to receive its Pro Rata share of (i) shares of New Common Stock, representing, in the aggregate, five percent (5%) of the sum of the total shares of New Common Stock to be outstanding as of the Effective Date under this clause (i) of Section 4.7(b) and clause (v) of Section 4.3(c)(iii) of the Plan (excluding shares of New Common Stock issuable pursuant to the Management Incentive Plan and shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants) plus shares of New Common Stock issuable upon exercise of the New Creditor Warrants issued under clause (w) of Section 4.3(c)(iii) of the Plan as of the Effective Date plus any shares of New Common Stock issuable upon exercise of the New Creditor Warrants reserved for issuance but not issued as of the Effective Date with respect to Claims which are Disputed Claims on the Effective Date by virtue of the operation of Section 6.9(a) of the Plan, subject to dilution by shares of New Common Stock issuable pursuant to the Management Incentive Plan and by shares of New Common Stock issuable upon exercise of the New Existing Equity Warrants, (ii) the Series A New Existing Equity Warrants, and (iii) the Series B New Existing Equity Warrants. Notwithstanding anything herein to the contrary, any Tidewater Parent Interests issued and outstanding as of immediately prior to the Petition Date pursuant to a Benefit Plan that have not been subsequently forfeited (or agreed to be forfeited) by the holder thereof (either voluntarily or by operation of the terms of such Benefit Plan, with effect as of any time on or prior to the Effective Date) shall be deemed to vest immediately prior to the Distribution Record Date. For the avoidance of doubt, as of the Effective Date, all Tidewater Parent Interests consisting of stock options granted under any Benefit Plan shall be cancelled and discharged and shall be of no further force and effect.

(c)    Voting: Class 7 is Impaired, and the holders of Tidewater Parent Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Tidewater Parent Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Tidewater Parent Interests.

4.8.    Subordinated Securities Claims (Class 8).

(a)    Classification: Class 8 consists of Subordinated Securities Claims.

(b)    Treatment: The holders of Subordinated Securities Claims shall not receive or retain any property under the Plan on account of such Claims and the obligations of the Debtors and the Reorganized Debtors, as applicable, on account of such Subordinated Securities Claims shall be discharged.

(c)    Voting: Class 8 is Impaired, and the holders of Subordinated Securities Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Subordinated Securities Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Subordinated Securities Claims.

ARTICLE V    MEANS FOR IMPLEMENTATION.

5.1.    Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall, upon the Effective Date, constitute a good faith compromise and settlement among the Debtors and the Consenting Creditors of numerous disputes from or related to (i) the Notes Claims, (ii) the Credit Agreement Claims, (iii) the Sale Leaseback Claims, and (iv) the treatment of, and distribution to, holders of Tidewater Parent Interests.    In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtors, the Noteholders, and the Tidewater Lenders reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromises and settlements of all such Claims, Interests, and controversies, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, their Estates, holders of such Claims and Interests, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation, and compromise provisions, are mutually dependent and non-severable.

5.2.    Continued Corporate Existence.

Except as otherwise provided in the Plan, the Debtors shall continue to exist after the Effective Date as Reorganized Debtors in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized and pursuant to the Amended Organizational Documents. On or after the Effective Date, each Reorganized Debtor may in its sole discretion, take such action that may be necessary or appropriate as permitted by applicable law, instruments and agreements, and such Reorganized Debtor’s organizational documents, as such Reorganized Debtor may determine is reasonable and appropriate.

5.3.    Plan Funding.

Plan distributions of Cash shall be funded from the Debtors’ Cash on hand as of the applicable date of such Plan distribution.

5.4.    Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan, including with respect to executory contracts or unexpired leases that shall be assumed by the Reorganized Debtors, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest (other than Intercompany Interests that are not modified by the Plan) and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged. For the avoidance of doubt, notwithstanding such cancellation and discharge, (a) the Troms Credit Agreement shall continue in effect and (b) the Credit Agreement and the Note Purchase Agreements shall continue in effect solely to (i) the extent necessary to allow the holders of Allowed Credit Agreement Claims and Allowed Notes Claims to receive distributions under the Plan, (ii) the extent necessary to allow the Debtors, the Reorganized Debtors, and/or the Disbursing Agent to make post-Effective Date distributions or take such other action pursuant to the Plan on account of the Allowed Credit Agreement Claims and the Allowed Notes Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims, and (iii) appear in the Chapter 11 Cases; provided that all expense reimbursement obligations of the Debtors arising under (x) the Note Purchase Agreements in favor of the Noteholders or (y) the Credit Agreement in favor of the Credit Agreement Agent and/or the Tidewater Lenders, or in each case, their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall survive, remain in full force and effect, and be enforceable against the Reorganized Debtors on and after the Effective Date; provided, however, that except to the extent provided in clauses (a) and (b) above, nothing in this Section 5.4 shall affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any liability or expense to the Reorganized Debtors. Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtors or their interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Section 5.4 shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtors or any of their counterparties under any executory contract or lease to the extent such executory contract or lease has been assumed by the Debtors pursuant to a Final Order of the Bankruptcy Court or hereunder.

5.5.    Authorization and Issuance of New Common Stock and New Warrants.

(a)    On the Effective Date, (i) Reorganized Tidewater Parent is authorized to issue or cause to be issued and shall issue the New Common Stock and the New Warrants, and (ii) the Debtors or the Reorganized Debtors are authorized to issue or cause to be issued and shall issue the New Secured Notes, each in accordance with the terms of the Plan without the need for any further corporate or limited liability company action. All of the New Common Stock, the New Warrants, and the New Secured Notes issuable under the Plan, when so issued, shall be duly authorized, validly issued, and, in the case of the New Common Stock, fully paid, and non-assessable. In no event shall Non-U.S. Citizens in the aggregate own more than twenty-two percent (22%) of the total number of shares of New Common Stock to be outstanding on the Effective Date. All of the New Common Stock underlying the New Warrants (upon payment of the exercise price in accordance with the terms of such New Warrants) issued pursuant to this Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

(b)    Upon the Effective Date, Reorganized Tidewater Parent anticipates that it will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) – 78(pp). Reorganized Tidewater Parent shall use its commercially reasonable efforts to have the New Common Stock and the New Existing Equity Warrants listed on the same nationally recognized exchange as soon as practicable, in each case, subject to meeting applicable listing requirements following the Effective Date. Following the Effective Date, Reorganized Tidewater Parent will explore listing the New Creditor Warrants on an exchange to be determined, subject to approval by the New Board and applicable listing requirements.

(c)    The New Creditor Warrants will be issued pursuant to the terms of the New Creditor Warrant Agreement. Each New Creditor Warrant will, subject to the terms of the New Creditor Warrant Agreement, be exercisable for one (1) share of New Common Stock.

(d)    The New Existing Equity Warrants will be issued pursuant to the terms of the New Existing Equity Warrant Agreement. Each New Existing Equity Warrant will, subject to the terms of the New Existing Equity Warrant Agreement, be exercisable for one (1) share of New Common Stock.

5.6.    Section 1145 Exemption.

(a)    The offer, issuance, and distribution of the New Creditor Warrants (and the New Common Stock issuable upon exercise thereof), the New Existing Equity Warrants (and the New Common Stock issuable upon exercise thereof), the New Common Stock, and the New Secured Notes to holders of Allowed General Unsecured Claims and holders of Allowed Existing Interests, as applicable, under Article IV of the Plan shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities.

(b)    The New Common Stock, the New Secured Notes, and the New Warrants (and the New Common Stock issuable upon exercise thereof) shall be freely tradable by the recipients thereof, subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act of 1933, as amended, (ii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (iii) the restrictions, if any, on the transferability of such securities and instruments, including, without limitation, any restrictions on the transferability under the terms of the Amended Organizational Documents and the New Warrants, and (iv) applicable regulatory approval.

5.7.    Officers and Boards of Directors.

(a)    On the Effective Date, the initial directors of the New Board shall consist of seven (7) directors composed of (i) the Chief Executive Officer and (ii) six (6) directors designated by the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders subject to compliance with the Jones Act (such that Reorganized Tidewater Parent shall at all times be eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade). Each such director shall serve from and after the Effective Date pursuant to the terms of the Amended Organizational Documents and the other constituent documents of the Reorganized Debtors. After the Effective Date, the board of directors for

Reorganized Tidewater Parent will be elected by its stockholders in accordance with Delaware law and Reorganized Tidewater Parent’s Amended Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors of the Reorganized Debtors. Without any further action by either the stockholders of Reorganized Tidewater Parent or the members of the New Board, and pursuant to the Bankruptcy Court’s authority under Section 303 of the DGCL and other applicable Delaware and federal law, the appointment of directors provided by this Section 5.7(a) shall have the effect of unanimous stockholder action by written consent to elect directors in lieu of an annual meeting.

(b)    Except as otherwise provided in the Plan Supplement, the officers of the respective Reorganized Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of each of the respective Reorganized Debtors on and after the Effective Date and in accordance with Section 5.12 of the Plan and applicable non-bankruptcy law. After the Effective Date, officers of the Reorganized Debtors shall serve at the pleasure of their respective boards and the selection of officers of the Reorganized Debtors shall be as provided by their respective organizational documents.

(c)    Except to the extent that a member of the board of directors or a manager, as applicable, of a Debtor continues to serve as a director or manager of such Debtor on and after the Effective Date, the members of the board of directors or managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director or manager shall be deemed to have resigned or shall otherwise cease to be a director or manager of the applicable Debtor on the Effective Date. Commencing on the Effective Date, each of the directors and managers of each of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.8.    Restructuring Transactions.

(a)    On or as soon as practicable after the Effective Date, but to the extent taken on or prior to the Effective Date, with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld, the Reorganized Debtors shall take such actions as may be or become necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including, without limitation, (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, financing, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Definitive Documents that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Definitive Documents having other terms to which the applicable parties agree, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution and the Amended Organizational Documents pursuant to applicable state law, (iv) the execution and delivery of the applicable documents included in the Restructuring Support Agreement or the Plan Supplement, as applicable, including but not limited to, the New Indenture, the New Creditor Warrant Agreement, the New Existing Warrant Agreement, and the Registration Rights Agreement; (v) the issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, and (vi) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents. For purposes of effectuating the Plan, none of the transactions contemplated in this Section 5.8 shall constitute a change of control under any agreement, contract, or document of the Debtors (other than with respect to the CIC Agreements, in which case the terms of the applicable CIC Waiver Letters shall govern).

(b)    Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

(c)    All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, or managers, as applicable, of the Debtors or Reorganized Debtors.

(d)    To the extent that any New Common Stock, New Creditor Warrants, or New Secured Notes are distributed pursuant to the Plan to a holder of an Allowed Claim against a Debtor other than Tidewater Parent, such New Common Stock, New Creditor Warrant, or New Secured Notes shall be treated as contributed by Reorganized Tidewater Parent directly or indirectly to such Debtor and then distributed on behalf of such Debtor in accordance with the Plan.

(e)    On the Effective Date, to enhance tax efficiencies, Debtor Tidewater Marine Western Inc. will be converted from a Texas corporation to a Delaware limited liability company and Tidewater Marine Alaska Inc. will be merged with and into Gulf Fleet Supply Vessels, L.L.C.

5.9.    Cancellation of Liens.

Upon the payment or other satisfaction of an Allowed Secured Claim, the holder of such Allowed Secured Claim shall deliver to the Debtors or Reorganized Debtors (as applicable) any collateral or other property of the Debtors held by such holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim that may be required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens, or other similar interests or documents.

5.10.    New Indenture.

(a)    On the Effective Date, Reorganized Tidewater Parent, the other Reorganized Debtors that are guarantors, and the New Indenture Trustee shall enter into the New Indenture substantially in the form included in the Plan Supplement. The Debtors and the Reorganized Debtors shall be authorized to execute, deliver, and enter into and perform under the New Indenture without the need for any further corporate or limited liability company action and without further action by the holders of Claims or Interests.

(b)    The Confirmation Order shall include approval of the New Indenture (including the transactions contemplated thereby, including all actions to be taken, all undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein), the granting of any Liens and security interests in favor of the lenders under the New Indenture securing such obligations, and authorization for the Reorganized Debtors to enter into and execute the New Indenture and such other documents as may be required to effectuate the treatment afforded to the lenders under the New Indenture, including any and all documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the New Indenture and any Liens and security interests in favor of the lenders under the New Indenture which Liens or security interests secure such obligations.

(c)    On the Effective Date, (i) the Reorganized Debtors are authorized to execute and deliver the New Indenture and any and all security agreements, guarantees, mortgages, or extensions of mortgages, certificates, control agreements, insurance documents, opinions, and other instruments, agreements, assignments, and documents contemplated or required by the New Indenture, including any and all such documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the New Indenture and any Liens and security interests in favor of the lenders under the New Indenture securing such obligations, and perform their obligations thereunder including the payment or reimbursement of any fees, expenses, losses, damages, or indemnities, and (ii) subject to the occurrence of the Effective Date, the New Indenture as and when executed and delivered in accordance with the terms of the New Indenture, any and all security agreements, guarantees, mortgages or extensions of mortgages, certificates, control agreements, insurance documents, opinions, and other instruments, agreements, assignments, and documents contemplated or required by the New Indenture, including any and all such documents that serve to evidence and secure the Reorganized Debtors’ respective obligations under the New Indenture and any Liens and security interests in favor of the lenders under the New Indenture securing such obligations, shall constitute the legal, valid, and binding obligations of the Reorganized Debtors and be enforceable in accordance with their respective terms.

5.11.    Registration Rights Agreement.

No later than the Effective Date, the Debtor or the Reorganized Debtor, as applicable, and the Registration Rights Parties will enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide the Registration Rights Parties with commercially reasonable demand and piggyback registration rights.

5.12.    Employee Matters.

(a)    On the Effective Date, the Employment Arrangements shall be deemed to be, and shall be treated as executory contracts and the Reorganized Debtors shall be deemed to have assumed all such Employment Arrangements unless rejected pursuant to Article VIII of the Plan or by agreement of the Debtors and each affected employee. The consummation of the Plan shall not be treated as a change in control or change of control or other similar transaction under any Employment Arrangements (other than with respect to the CIC Agreements, in which case the terms of the applicable CIC Waiver Letters shall govern).

(b)    Notwithstanding anything herein to the contrary, any Tidewater Parent Interests issued and outstanding as of immediately prior to the Petition Date pursuant to a Benefit Plan that have not been subsequently forfeited (or agreed to be forfeited) by the holder thereof (either voluntarily or by operation of the terms of such Benefit Plan, with effect as of any time on or prior to the Effective Date) shall be deemed to vest immediately prior to the Distribution Record Date.

5.13.    Nonconsensual Confirmation.

The Debtors intend to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code as to any Classes that reject or are deemed to reject the Plan.

5.14.    Closing of Chapter 11 Cases.

After an Estate has been fully administered, the Reorganized Debtors shall promptly seek authority from the Bankruptcy Court to close the applicable Chapter 11 Case(s) in accordance with the Bankruptcy Code and Bankruptcy Rules.

5.15.    Notice of Effective Date.

On the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

5.16.    Separability.

Notwithstanding the combination of separate plans of reorganization for the Debtors set forth in the Plan for purposes of economy and efficiency, the Plan constitutes a separate chapter 11 plan for each Debtor. Accordingly, if the Bankruptcy Court does not confirm the Plan with respect to one or more Debtors, it may still confirm the Plan with respect to any other Debtor that satisfies the confirmation requirements of section 1129 of the Bankruptcy Code with the consent of the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, which consent shall not be unreasonably withheld.

ARTICLE VI    DISTRIBUTIONS.

6.1.    Distributions Generally.

One or more Disbursing Agents shall make all distributions under the Plan to the holders or the Permitted Designees, as applicable, of Allowed Claims in accordance with the terms of the Plan. Such distributions shall be made to holders or Permitted Designees, as applicable, of Allowed Claims on behalf of the respective Debtors to which such Allowed Claims relate.

6.2.    Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors or their respective agents, shall be deemed closed, and there shall be no further changes in the record holders or the Permitted Designees of any of the Claims or Interests. The Debtors or the Reorganized Debtors shall have no obligation to recognize any transfer or designation of the Claims or Interests occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure amounts or Assumption Disputes, neither the Debtors nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim for a Cure amount. Notwithstanding the foregoing, the Distribution Record Date shall not apply to the Existing Interests, the holders of which shall receive a distribution via mandatory or deemed exchange in accordance with Section 4.7 of the Plan on or as soon as practicable after the Effective Date.

6.3.    Date of Distributions.

Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as otherwise determined in accordance with the Plan, including, without limitation, the treatment provisions of Article IV of the Plan, or as soon as practicable thereafter; provided, that the Reorganized Debtors may implement periodic distribution dates to the extent they reasonably determine them to be appropriate, and if on or prior to the Effective Date, in consultation with the Tidewater Lender and Noteholder Group.

6.4.    Disbursing Agent.

All distributions under the Plan shall be made by Reorganized Tidewater Parent (or such other Entity designated by Reorganized Tidewater Parent), as Disbursing Agent, on or after the Effective Date or as otherwise provided in the Plan solely to Permitted Designees as provided in Section 4.3(c) of the Plan or to the record holders of Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Plan. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of holders of Claims and Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting and withholding requirements outlined in Section 6.20 of the Plan.

6.5.    Rights and Powers of Disbursing Agent.

(a)    From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

(b)    A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

6.6.    Expenses of Disbursing Agent.

To the extent the Disbursing Agent is an Entity other than a Debtor or Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.7.    No Postpetition Interest on Claims.

Except to the extent that payments to Allowed Other General Unsecured Claims are not paid pursuant to Section 4.4 of the Plan in the ordinary course or as otherwise provided in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, interest shall not accrue or be paid on any Claims on or after the Petition Date; provided, however, if interest is payable pursuant to the preceding sentence, interest shall accrue, and shall be paid, in accordance with any applicable law, agreement, document, or Final Order, as the case may be, from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.

6.8.    Delivery of Distributions.

(a)    Subject to Bankruptcy Rule 9010, all distributions to any holder or Permitted Designee, as applicable, of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders or Permitted Designees of Allowed Claims or Interests on behalf of the respective Debtor. In the event that any distribution to any holder or Permitted Designee is returned as undeliverable, no further distributions shall be made to such holder or such Permitted Designee unless and until such Disbursing Agent is notified in writing of such holder’s or Permitted Designee’s, as applicable, then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest. Nothing herein shall require the Disbursing Agent to attempt to locate holders or Permitted Designees, as applicable, of undeliverable distributions and, if located, assist such holders or Permitted Designees, as applicable, in complying with Section 6.20 of the Plan.

(b)    Distributions of the New Common Stock, the New Warrants, and the New Secured Notes on account of Allowed General Unsecured Claims and Existing Interests held through DTC shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Common Stock, New Warrants, and New Secured Notes to be distributed pursuant to the Plan shall, for General Unsecured Claims, be issued in the names of such holders, their nominees of record, or their Permitted Designees as of the Distribution Record Date, and, for holders of Existing Interests, be issued pursuant to a mandatory or deemed exchange on or as soon as practicable after the Effective Date, each in accordance with DTC’s book-entry procedures, to the extent applicable; provided, that such New Common Stock, New Warrants, and New Secured Notes are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Common Stock, New Warrants, or New Secured Notes are not eligible for distribution in accordance with DTC’s customary practices, Reorganized Tidewater Parent will, and if on or prior to the Effective Date, in consultation with the Tidewater Lender and Noteholder Group, take such reasonable actions as may be required to cause distributions of the New Common Stock, the New Warrants, and the New Secured Notes under the Plan. Except with respect to Existing Interests not held through DTC, no distributions will be made other than through DTC if the New Common Stock, the New Warrants, and the New Secured Notes are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution of a security available solely through DTC who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited.

6.9.    Distributions to Class 3 General Unsecured Claims.

(a)    In addition to the Disputed Claims Reserve provided for in Section 7.5 of the Plan, there shall be withheld from the Cash and the New Creditor Warrants (which withheld New Creditor Warrants shall not be issued by Reorganized Tidewater Parent and distributed on behalf of the respective Reorganized Debtor until such time as such New Creditor Warrants are to be distributed pursuant to this Section 6.9) to be distributed to holders of Allowed General Unsecured Claims on the Class 3 Initial Distribution Date, an amount of Cash and New Creditor Warrants that would be distributable to Disputed Sale Leaseback Claims pursuant to Section 4.3 of the Plan had such Claims been Allowed in the amount to be reserved on account of such Claims, as set forth in the Rejection Orders, on the Effective Date.

(b)    At such time as all Disputed Sale Leaseback Claims have been Allowed or Disallowed, any remaining withheld New Creditor Warrants shall be distributed as soon as reasonably practicable to all holders or Permitted Designee(s), as applicable, of Allowed General Unsecured Claims in accordance with Section 4.3 of the Plan based on their Pro Rata share as of the Class 3 Final Distribution Date. Distributions of the New Secured Notes from the Disputed Claims Reserve and any remaining withheld Cash retained by the Reorganized Debtors with respect to the Sale Leaseback Claims, as described in Section 6.9(a) of the Plan, shall be governed by Section 7.5 of the Plan.

(c)    If at any time or from time to time after the Effective Date and prior to the date that all Sale Leaseback Claims have been Allowed or Disallowed, the number of outstanding shares of New Common Stock is (i) increased by a share dividend or share distribution to all holders of New Common Stock, in each case payable in shares of New Common Stock, or by a subdivision, (ii) reduced by a combination of shares, or (iii) otherwise increased or decreased by a reclassification of shares of New Common Stock (or any event similar in effect to any of the foregoing), then Tidewater Parent shall make such adjustment in the determination of the amount of New Creditor Warrants to be distributed pursuant to this Section 6.9 as it determines in good faith to be equitable in the circumstance (such adjustment to be equitably made with reference to adjustments made to outstanding New Creditor Warrants under the terms of the New Creditor Warrant Agreement).

6.10.    Distributions after Effective Date.

Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.11.    Unclaimed Property.

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable or holder or Permitted Designee, as applicable, accepts distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtors, and the Claim of any other holder to such property or interest in property shall be discharged and forever barred.

6.12.    Time Bar to Cash Payments.

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtors, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder or the Permitted Designee(s), as applicable, of the Allowed Claim to whom such check was originally issued.

6.13.    Manner of Payment under Plan.

Except as otherwise specifically provided in the Plan, at the option of the Debtors or the Reorganized Debtors, as applicable, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtors; provided, however, that any Cash payments made by check to a holder of an Allowed General Unsecured Claim must be consented to by the applicable holder, such consent not to be unreasonably withheld.

6.14.    Satisfaction of Claims.

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims.

6.15.    Fractional Stock.

If any distributions of New Common Stock or New Warrants pursuant to the Plan would result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock or New Warrants to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Common Stock or New Warrants to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in this Section 6.15. The New Secured Notes shall be issued in denominations of One Dollar ($1) or any integral multiples thereof and any other amounts shall be rounded down. No consideration shall be provided in lieu of fractional shares or notes that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or one (1) New Warrant. New Common Stock and New Warrants that are not distributed in accordance with this Section 6.15 shall be returned to, and ownership thereof shall vest in, Reorganized Tidewater Parent.

6.16.    Minimum Cash Distributions.

The Disbursing Agent shall not be required to make any distribution of Cash less than One Hundred Dollars ($100) to any holder or Permitted Designee(s), as applicable, of an Allowed Claim; provided, however, that if any distribution is not made pursuant to this Section 6.16, such distribution shall be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim.

6.17.    Setoffs and Recoupments.

The Debtors and the Reorganized Debtors, as applicable, or such entity’s designee (including, without limitation, the Disbursing Agent), may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or Reorganized Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

6.18.    Allocation of Distributions between Principal and Interest.

Except as otherwise required by law (as reasonably determined by the Reorganized Debtors), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.19.    No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything in the Plan to the contrary, no holder or Permitted Designee, as applicable, of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.7 of the Plan.

6.20.    Withholding and Reporting Requirements.

(a)    Withholding Rights. In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder or Permitted Designee, as applicable, of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. In the event any party issues any instrument or makes any non-Cash distribution pursuant to the Plan that is subject to withholding tax and such issuing or distributing party has not sold such withheld property to generate Cash to pay the withholding tax or paid the withholding tax using its own funds and retains such withheld property as described above, such issuing or distributing party has the right, but not the obligation, to not make a distribution until such holder or Permitted Designee, as applicable, has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b)    Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the

Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or (if the payee is a foreign Entity) Form W-8 and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent and the holder or Permitted Designee, as applicable, fails to comply before the date that is three hundred sixty-five (365) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

6.21.    Hart-Scott-Rodino Antitrust Improvements Act.

Any New Common Stock to be distributed under the Plan to an Entity required to file a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to the extent applicable, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity have expired or been terminated.

ARTICLE VII    PROCEDURES FOR DISPUTED CLAIMS.

7.1.    Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, holders of Other General Unsecured Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtors and the holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business; provided, that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable. If a holder of a Claim elects to file a proof of claim with the Bankruptcy Court, such holder shall be deemed to have consented to the jurisdiction of the Bankruptcy Court for all purposes with respect to the Claim, and the Bankruptcy Court shall retain nonexclusive jurisdiction over all such Claims, which shall be resolved on a case-by-case basis through settlements, Claim objections (or, if necessary, through adversary proceedings), adjudication in a forum other than the Bankruptcy Court, or by withdrawal of the Claims by the holders of such Claims. Except for proofs of Claim that have been objected to by the Debtors before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn without further notice to, action, order, or approval of the Bankruptcy Court or any other Entity. To the extent not otherwise provided in the Plan, the deemed withdrawal of a proof of claim is without prejudice to such claimant’s rights under this Section 7.1 of the Plan to assert its Claims in any forum as though the Debtors’ Chapter 11 Cases had not been commenced. From and after the Effective Date, the Reorganized Debtors may satisfy, dispute, settle, or otherwise compromise any Claim, including a Claim in connection with or related to the assumption or rejection of an executory contract or unexpired lease, without approval of the Bankruptcy Court.

7.2.    Estimation of Claims.

The Debtors or the Reorganized Debtors, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.

7.3.    No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.4.    Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with Section 7.5 and other provisions of the Plan, including the treatment provisions provided in Article IV of the Plan and Section 6.3 of the Plan. Holders of Disputed Claims that ultimately become Allowed Claims shall not be entitled to payment of interest (except as provided in Section 7.5 of the Plan with respect to interest accruing in connection with the New Secured Notes held in the Disputed Claims Reserve) unless otherwise provided in the Plan, in a Final Order, or required under applicable bankruptcy law.

7.5.    Disputed Claims Reserve.

(a)    There shall be withheld from the New Secured Notes to be distributed to holders of Allowed General Unsecured Claims an amount of New Secured Notes that would be distributable to holders of Disputed Sale Leaseback Claims had such Claims been Allowed in the amount to be reserved on account of such Claims, as set forth in the Rejection Orders, on the Effective Date, together with all earnings thereon (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve). The Disbursing Agent shall hold in the Disputed Claims Reserve such New Secured Notes and all payments and other distributions made on account of, as well as any obligations arising from, property held in the Disputed Claims Reserve, to the extent that such property continues to be so held at the time such distributions are made or such obligations arise, and such payments or other distributions shall be held for the benefit of (a) holders of Disputed Sale Leaseback Claims, and (b) other parties entitled thereto hereunder.

(b)    On the Petition Date, the Debtors will file the Rejection Motion, seeking entry of interim and final orders (i) authorizing the rejection of the Sale Leaseback Agreements, (ii) temporarily allowing the Disputed Sale Leaseback Claims for voting and reserve purposes only, (iii) setting briefing schedule relating thereto, (iv) objecting to final allowance of the Disputed Sale Leaseback Claims, and (v) granting related relief. The amount of the Disputed Claims Reserve shall be established by the Bankruptcy Court pursuant to the Rejection Orders.

(c)    Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary, or the receipt of a determination by the IRS, the Disbursing Agent shall (i) treat any assets held in the Disputed Claims Reserve allocable (including retained on account of) Disputed Sale Leaseback Claims as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including, without limitation, the Debtors, Reorganized Tidewater Parent, the Disbursing Agent, and the holders of General Unsecured Claims) shall report for tax purposes consistently with such treatment. The Disbursing Agent shall be responsible for payment, out of the assets of the Disputed Claims Reserve with respect to each Disputed Sale Leaseback Claim, of any taxes imposed on the Disputed Claims Reserve or its assets attributable to each Disputed Sale Leaseback Claim. In the event, and to the extent, any Cash in the Disputed Claims Reserve allocable to a particular Disputed Sale Leaseback Claim is insufficient to pay taxes attributable to any taxable income arising from the assets of the Disputed Claims Reserve allocable to such Claim (including any income that may arise upon the distribution of such assets from the Disputed Claims Reserve), the Disbursing Agent may satisfy such taxes (x) out of the Cash retained by the Reorganized Debtors with respect to such Claim, or (y) from the sale of a portion of the assets of the Disputed Claims Reserve allocable to such Claim.

(d)    To the extent that a Sale Leaseback Claim is Disputed on the Effective Date and later becomes an Allowed Claim, the Disbursing Agent shall distribute to the holder thereof on the next Interim Distribution Date, the distribution, if any, of (i) the New Secured Notes out of the Disputed Claims Reserve to which such holder is entitled under the Plan, together with an amount in Cash equal to the interest actually paid prior to such Interim Distribution Date on the principal amount of New Secured Notes so distributed (net of any expenses relating thereto, including any taxes imposed thereon or otherwise payable by the Disputed Claims Reserve), based on such holder’s Pro Rata share, as of the Effective Date, and (ii) such holder’s Pro Rata share, as of the Effective Date, of Cash (net of any allocable expenses relating thereto, including any allocable expenses of the Disputed Claims Reserve paid out of such Cash) and New Creditor Warrants withheld in accordance with Section 4.3 and Section 6.9 of the Plan.

(e)    At such time as all Disputed Sale Leaseback Claims have been resolved, any remaining withheld New Secured Notes and Cash in the Disputed Claims Reserve and any remaining Cash retained by the Reorganized Debtor with respect to Disputed Sale Leaseback Claims shall be distributed as soon as practicable: (i) first, to all holders of Sale Leaseback Claims that became Allowed Claims after the Effective Date to the extent of any reduction in the amount of Cash and/or New Secured Notes distributed to such holders on account of any expenses of the Disputed Claims Reserve (including any taxes imposed upon or payable by the reserve), and as among such holders, in proportion to each such holder’s relative portion of the total of reductions, and (ii) thereafter, together with any remaining New Creditor Warrants retained by the Reorganized Debtor with respect to the Disputed Sale Leaseback Claims, to all holders of Allowed General Unsecured Claims in accordance with Section 4.3 of the Plan.

7.6.    Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

ARTICLE VIII    EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1.    General Treatment.

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure amounts, all executory contracts and unexpired leases to which any of the Debtors are a party, and which have not expired by their own terms on or prior to the Confirmation Date, including the Employment Arrangements, shall be deemed assumed except for any executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is the subject of a separate motion filed by the Debtors under section 365 of the Bankruptcy Code before the Confirmation Date for assumption or rejection, or (c) is the subject of a pending Assumption

Dispute. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, and any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

8.2.    Determination of Assumption Disputes and Deemed Consent.

(a)    Following the Petition Date, the Debtors shall serve a notice on parties to executory contracts and unexpired leases to be assumed reflecting the Debtors’ intention to assume the contract or unexpired lease in connection with the Plan and setting forth the proposed Cure amount (if any). If the counterparty believes any Cure amount is due by the Debtors in connection with the assumption, it shall assert such Cure amount against the Debtors in the ordinary course of business.

(b)    Cure amounts shall be paid by the Debtors or Reorganized Debtors in the ordinary course, subject to all defenses and disputes the Debtors or the Reorganized Debtors may have with respect to such executory contracts or unexpired leases, which the Debtors or Reorganized Debtors may assert in the ordinary course. If there is an Assumption Dispute pertaining to assumption of an executory contract or unexpired lease, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective; provided, however, the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the Cure amount or the nature thereof without any further notice to any party or any action, order, or approval of the Bankruptcy Court. To the extent the Assumption Dispute is resolved or determined by a Final Order unfavorably to the applicable Debtor or Reorganized Debtor, as applicable, such Debtor or Reorganized Debtor, as applicable, shall have thirty (30) days following entry of such Final Order to file a motion to reject such contract or lease.

(c)    Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption of such contract or lease within ten (10) days of the service thereof shall be deemed to have assented to the assumption of the applicable contract or lease notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease, (ii) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtors under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan, (iii) increase, accelerate, or otherwise alter any obligations or liabilities of the Debtors or the Reorganized Debtors under such executory contract or unexpired lease, or (iv) create or impose a Lien upon any property or asset of the Debtors or the Reorganized Debtors, as applicable. Each such provision shall be deemed to not apply to the assumption of such executory contract or unexpired lease pursuant to the Plan and counterparties to assumed executory contracts or unexpired leases that fail to object to the proposed assumption in accordance with the terms set forth in this Section 8.2(c) shall forever be barred and enjoined from objecting to the proposed assumption or to the validity of such assumption, or taking actions prohibited by the foregoing on account of transactions contemplated by the Plan.

8.3.    Effect of Assumption of Contracts and Leases.

Subject to resolution of any Assumption Dispute, all Cure amounts shall be satisfied by the Debtors or Reorganized Debtors, as the case may be, upon assumption of the underlying contracts and unexpired leases in the ordinary course. Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, shall result in the full release and satisfaction of any Claims or defaults, subject to satisfaction of the Cure amount, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption. As provided in Section 7.1 of the Plan, on the Effective Date, any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed withdrawn without further notice to, action, order, or approval of the Bankruptcy Court or any other Entity.

8.4.    Rejection Claims of Sale Leaseback Parties.

On the Petition Date, the Debtors shall file with the Bankruptcy Court the Rejection Motion. Before the earlier of the entry of the Final Order determining such motion or the Confirmation Hearing, the Debtors may, and if on or prior to the Effective Date, alter the treatment of such Sale Leaseback Agreements by filing a notice indicating such altered treatment. Upon the filing of such notice of altered treatment, Sections 8.2 and 8.3 of the Plan shall apply. Notwithstanding anything herein to the contrary, on or prior to the Effective Date, (i) the Debtors and the Reorganized Debtors may not alter, in any way, the treatment or settle any Disputed Sale Leaseback Claim without the prior written consent of the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld; and (ii) the Debtors must consult with the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders in connection with any litigation related to or arising from the Sale Leaseback Claims.

8.5.    Survival of Debtors’ Indemnification Obligations.

(a)    Any obligations of the Debtors pursuant to their corporate charters, bylaws, limited liability company agreements, other organizational documents, or indemnification agreements to indemnify current and former officers, directors, managers, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors or such directors, officers, managers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtors, shall not be discharged or impaired by confirmation of the Plan; provided, however, that the Reorganized Debtors shall not indemnify directors of the Debtors for any Claims or Causes of Action arising out of or relating to any act or omission that constitutes intentional fraud, gross negligence, or willful misconduct. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtors under the Plan and shall continue as obligations of the Reorganized Debtors. Any Claim based on the Debtors’ obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(b)    In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all members, managers, directors, and officers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

8.6.    Insurance Policies.

All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtors.

8.7.    Intellectual Property Licenses and Agreements.

All intellectual property contracts, licenses, royalties, or other similar agreements to which the Debtors have any rights or obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the respective Debtors and Reorganized Debtors and shall continue in full force and effect unless any such intellectual property contract, license, royalty, or other similar agreement otherwise is specifically rejected pursuant to a separate order of the Bankruptcy Court or is the subject of a separate rejection motion filed by the Debtors in accordance with Section 8.1 of the Plan. Unless otherwise noted hereunder, all other intellectual property contracts, licenses, royalties, or other similar agreements shall vest in the Reorganized Debtors and the Reorganized Debtors may take all actions as may be necessary or appropriate to ensure such vesting as contemplated herein.

8.8.    Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the notice of assumed contracts.

8.9.    Reservation of Rights.

(a)    Neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors or the Reorganized Debtors or their respective affiliates have any liability thereunder.

(b)    Except as otherwise provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors and the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

(c)    Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtors under any executory or non-executory contract or any unexpired or expired lease.

ARTICLE IX    CONDITIONS PRECEDENT TO CONFIRMATION OF PLAN AND EFFECTIVE DATE.

9.1.    Conditions Precedent to Confirmation of Plan.

The following are conditions precedent to confirmation of the Plan:

(a)    the Disclosure Statement shall have been in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders, and an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Bankruptcy Court, which shall, in form and substance, be reasonably satisfactory to the Debtors, the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders;

(b)    the Plan and the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been filed, and shall be in form and substance reasonably acceptable to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders;

(c)    the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

(d)    the entry of the Rejection Orders; and

(e)    the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders.

9.2.    Conditions Precedent to Effective Date.

The following are conditions precedent to the Effective Date of the Plan:

(a)    the Bankruptcy Court shall have entered the Confirmation Order and such order shall not have been stayed, modified, vacated, or reversed on appeal;

(b)    the New Indenture shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation of the New Indenture shall have been waived or satisfied in accordance with the terms thereof and the closing of the New Indenture shall have occurred;

(c)    the Definitive Documents shall contain terms and conditions consistent in all material respects with this Plan and the Restructuring Support Agreement and shall otherwise be reasonably satisfactory in all respects to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders;

(d)    all actions, documents and agreements necessary to implement and consummate the Plan, including without limitation, entry into the Definitive Documents and the Amended Organizational Documents, and the transactions and other matters contemplated thereby, shall have been effected or executed;

(e)    subject to Section 12.6 of the Plan, any amendments, modifications or supplements to the Plan (including the Plan Supplement), if any, shall be reasonably acceptable to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders;

(f)    the Amended Organizational Documents shall have been filed with the appropriate governmental authority, as applicable;

(g)    all governmental, regulatory, and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(h)    the Troms Credit Agreement shall be in effect and unamended;

(i)    the Restructuring Support Agreement shall not have been terminated and shall be in full force and effect;

(j)    Tidewater Marine International Inc. shall have caused $500,000,000 in Cash to be repatriated to Tidewater Parent;

(k)    Tidewater Parent shall deliver the Certificate, dated as of the Effective Date, to the New Indenture Trustee; and

(l)    all conditions precedent listed in clauses (a)-(k) of this Section 9.2 shall have occurred on or prior to the date that is thirty (30) calendar days after the Confirmation Date.

9.3.    Waiver of Conditions Precedent.

(a)    Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 9.1 and Section 9.2 of the Plan may be waived in writing by the Debtors with the prior written consent of the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, without leave of or order of the Bankruptcy Court. Subject to the consent of both the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders, such consent not to be unreasonably withheld, if the Plan is confirmed for fewer than all of the Debtors as provided for in Section 5.16 of the Plan, only the conditions applicable to the Debtor or Debtors for which the Plan is confirmed must be satisfied or waived for the Effective Date to occur.

(b)    The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4.    Effect of Failure of a Condition.

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than thirty (30) days after the date on which the Confirmation Order is entered or by such later date as set forth by the Debtors, with the consent of the Requisite Consenting Noteholders and the Requisite Consenting Tidewater Lenders, such consent not to be unreasonably withheld, in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims by or against or any Interests in the Debtors, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtors, any of the Consenting Creditors, or any other Entity.

ARTICLE X    EFFECT OF CONFIRMATION OF PLAN.

10.1.    Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Reorganized Debtors free and clear of all Claims, Liens,

encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the New Indenture and documents securing the obligations under the New Indenture. On and after the Effective Date, the Reorganized Debtors may take any action, including, without limitation, the operation of their businesses; the use, acquisition, sale, lease, and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided herein. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.2.    Binding Effect.

As of the Effective Date, the Plan shall bind all holders of Claims against and Interests in the Debtors and their respective successors and assigns, notwithstanding whether any such holders (a) were Impaired or Unimpaired under the Plan, (b) were deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, (d) voted to reject the Plan, or (e) received any distribution or not under the Plan.

10.3.    Discharge of Claims and Termination of Interests.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Interest in the Debtors against the Debtors, the Reorganized Debtors, or any of its or their assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

10.4.    Term of Injunctions or Stays.

Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5.    Injunction.

(a)    Upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan and the Definitive Documents.

(b)    Except as expressly provided in the Plan, the Confirmation Order, or a separate order of the Bankruptcy Court or as agreed to by the Debtors and a holder of a Claim against or Interest in the Debtors, all Entities who have held, hold, or may hold Claims against or Interests in any or all of the Debtors (whether proof of such Claims or Interests has been filed or not and whether or not such Entities vote in favor of, against, or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are extinguished, discharged, or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting the Released Parties or the property of any of the Released Parties, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Released Parties or the property of any of the Released Parties, (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Released Parties or the property of any of the Released Parties, (iv) asserting any right of setoff, directly or indirectly, against any obligation due the Released Parties or the property of any of the Released Parties, except as contemplated or allowed by the Plan, and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan and the Definitive Documents.

(c)    By accepting distributions pursuant to the Plan, each holder of an Allowed Claim or Interest shall be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in this Section 10.5.

(d)    The injunctions in this Section 10.5 shall extend to any successors of the Debtors and the Reorganized Debtors and their respective property and interests in property.

10.6.    Releases.

(a)    Releases by Debtors.

As of the Effective Date, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date, or (ii) as otherwise expressly provided in the Plan or in the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the Definitive Documents and the contributions of the Released Parties to facilitate and implement the Plan and the Definitive Documents to the fullest extent permissible under applicable law, on and after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims and Causes of Action, including any derivative claims, asserted or assertable on behalf of the Debtors, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, the Estates, or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, proposal, confirmation, or consummation of the Plan (including the Plan Supplement), the Restructuring Support Agreement, the Definitive Documents, or related agreements, instruments, or other documents, or the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, that nothing in this Section 10.6(a) shall be construed to release any Released Party or Entity from any claims or Causes of Action arising out of or related to any act or omission that is a criminal act or constitutes gross negligence, willful misconduct, or intentional fraud as determined by Final Order.

(b)    Releases by Holders of Claims or Interests.

As of the Effective Date, except (i) for the right to enforce the Plan or any right or obligation arising under the Definitive Documents that remain in effect or become effective after the Effective Date, or (ii) as otherwise expressly provided in the Plan or in the Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the Definitive Documents and the contributions of the Released Parties to facilitate and implement the Plan and the Definitive Documents, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged by:

(1) the holders of Impaired Claims or Interests except those (A) deemed to reject the Plan or (B) who are entitled to vote on the Plan and vote to reject, or abstain from voting on, the Plan and also check the box on the applicable ballot indicating that they opt out of granting the releases provided in the Plan; provided, that the Consenting Creditors may not opt out of granting the releases provided in the Plan in accordance with and subject to the terms and conditions of the Restructuring Support Agreement;

(2) the holders of Unimpaired Claims or Interests who do not timely object to the releases provided in the Plan; and

(3) with respect to any Entity in the foregoing clauses (1) and (2), except to the extent deemed to reject the Plan, such Entity’s predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entity’s respective heirs, executors, estates, servants, and nominees;

in each case, from any and all Claims, interests or Causes of Action whatsoever, including any derivative Claims asserted on behalf of a Debtor, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on, relating to, or arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, proposal, confirmation, or consummation of the Plan (including the Plan

Supplement), the Restructuring Support Agreement, the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes with respect to the Plan, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, that nothing in this Section 10.6(b) shall be construed to release any Released Party or Entity from any claims or Causes of Action arising out of or related to any act or omission that is a criminal act or constitutes gross negligence, willful misconduct, or intentional fraud as determined by Final Order.

10.7.    Exculpation.

Notwithstanding anything herein to the contrary, and to the maximum extent permitted by applicable law, the Exculpated Parties shall neither have nor incur any liability to any holder of a Claim or Interest or any other party in interest, or any of their respective predecessors, successors, and assigns, subsidiaries, affiliates, managed accounts, or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, and other professionals, and such Entity’s respective heirs, executors, estates, servants, or nominees for any act or omission (both prior to and subsequent to the Petition Date) in connection with, related to, or arising out of, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the business or contractual arrangements between any Debtor and any Released Party relating to the Chapter 11 Cases, the Plan, or the Disclosure Statement, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the negotiation, formulation, preparation, proposal, confirmation, or consummation of the Plan (including the Plan Supplement), the Restructuring Support Agreement, the Definitive Documents, or any related agreements, instruments, or other documents, the solicitation of votes with respect to the Plan, any settlement or agreement in the Chapter 11 Cases, the offer, issuance, and distribution of any securities issued or to be issued pursuant to the Plan, whether or not such distribution occurs following the Effective Date, negotiations regarding or concerning any of the foregoing, or the administration of the Plan or property to be distributed hereunder, except for any act or omission that is a criminal act or constitutes gross negligence, willful misconduct, or intentional fraud as determined by Final Order. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

10.8.    Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.9.    Retention of Causes of Action/Reservation of Rights.

Except as otherwise provided herein, including in Sections 10.5, 10.6, and 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtors had immediately prior to the Effective Date on behalf of the Estates or of themselves in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law or any affirmative Causes of Action against parties with a relationship with the Debtors. The Reorganized Debtors shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Cases had not been commenced, and all of the Debtors’ legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Confirmation Date and Effective Date to the same extent as if the Chapter 11 Cases had not been commenced; provided, however, that notwithstanding the foregoing, the Debtors and the Reorganized Debtors shall not retain any claims or Causes of Action released pursuant to Sections 10.5, 10.6, and 10.7 of the Plan against the Released Parties or arising under chapter 5 of the Bankruptcy Code (except that such claims or Causes of Action may be asserted as a defense to a claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

10.10.    Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtors and each of their respective directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.11.    Corporate and Limited Liability Company Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) those set forth in Section 5.12 of the Plan, (b) the selection of the managers, directors, and officers for the Reorganized Debtors, (c) the distribution or issuance of the New Common Stock and the New Warrants, (d) the issuance of the New Secured Notes and entry into the New Indenture, (e) the entry into the New Creditor Warrant Agreement, (f) the entry into the New Existing Equity Warrant Agreement, (g) the approval of the Restructuring Support Agreement, and (h) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtors or the Reorganized Debtors, and any corporate or limited liability company action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized Debtors. On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments, certificates of merger, certificates of conversion, certificates of incorporation, or comparable documents, or franchise tax reports contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including, but not limited to, (i) the Amended Organizational Documents, (ii) the New Indenture, (iii) the New Creditor Warrant Agreement, (iv) the New Existing Equity Warrant Agreement, and (v) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section 10.11 shall be effective notwithstanding any requirements under non-bankruptcy law.

ARTICLE XI    RETENTION OF JURISDICTION.

11.1.    Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Cases for, among other things, the following purposes:

(a)    to hear and determine motions and/or applications for the assumption or rejection of executory contracts or unexpired leases, including Assumption Disputes, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b)    to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)    to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan, including but not limited to, cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely paid;

(d)    to hear and determine all disputes arising from or related to any determination by Tidewater Parent in its reasonable discretion with respect to the acceptance, non-acceptance or rejection of any U.S. Citizen Certification as reasonable proof in establishing that any holder (or its Permitted Designee(s)) of an Allowed Class 3 Claim is a U.S. Citizen under the Jones Act;

(e)    to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim;

(f)    to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)    to issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)    to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)    to hear and determine all Fee Claims;

(j)    to adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(k)    to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(l)    to take any action and issue such orders as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

(m)    to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)    to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o)    to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(p)    to resolve disputes concerning Disputed Claims or the administration thereof;

(q)    to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(r)    to enter a final decree closing the Chapter 11 Cases;

(s)    to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(t)    to resolve disputes as to the ownership of any Claim or Interest;

(u)    to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;

(v)    to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(w)    to hear and determine any rights, Claims, or Causes of Action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(x)    to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code.

For the avoidance of doubt, the Bankruptcy Court shall not retain jurisdiction with respect to the following documents entered into by a Reorganized Debtor on or after the Effective Date: (i) the New Indenture, (ii) the New Creditor Warrant Agreements, (iii) the New Existing Equity Warrant Agreement and (iv) the Registration Rights Agreement.

11.2.    Courts of Competent Jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure of jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XII    MISCELLANEOUS PROVISIONS.

12.1.    Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtors shall pay all fees due and payable pursuant to section 1930(a) of title 28 of the United States Code for each Debtor’s case, or until such time as a final decree is entered closing a particular Debtor’s case, a Final Order converting such Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s case is entered.

12.2.    Substantial Consummation of the Plan.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3.    Plan Supplement.

The Plan Supplement shall be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline. Documents included in the Plan Supplement shall be posted at the website of the Debtors’ notice, claims, and solicitation agent.

12.4.    Request for Expedited Determination of Taxes.

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

12.5.    Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer, or sale of any real or personal property of the Debtors pursuant to, in implementation of or as contemplated in the Plan (whether to one or more of the Reorganized Debtors or otherwise), (d) the grant of collateral under the New Indenture, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

12.6.    Amendments.

(a)    Plan Modifications. Subject to the terms of the Restructuring Support Agreement, (i) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, the Debtors may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

(b)    Other Amendments. Subject to the Restructuring Support Agreement, before the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

12.7.    Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtors is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers (on terms materially consistent with the Plan), to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, which shall be in form and substance reasonably satisfactory to the Debtors, the Requisite Consenting Noteholders, and the Requisite Consenting Tidewater Lenders.

12.8.    Revocation or Withdrawal of Plan.

Subject to the terms of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date as to any or all of the Debtors; provided, however, that the Debtors may revoke or withdraw the Plan without such consent in the exercise of the Debtors’ fiduciary duty to the extent permitted under the Restructuring Support Agreement. If, with respect to a Debtor, the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date as to such Debtor does not occur on the Effective Date, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing of or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, such Debtor or any other Entity, (ii) prejudice in any manner the rights of such Debtor or any other Entity, or (iii) constitute an admission of any sort by any Debtor, any of the Consenting Creditors, or any other Entity. This provision shall not modify or otherwise alter the rights of the Consenting Creditors or the Debtors, as set forth in the Restructuring Support Agreement, in respect of any such revocation or withdrawal.

12.9.    Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors (to be made only with the consent of the Tidewater Lender and Noteholder Group, such consent not to be unreasonably withheld), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be acceptable to the Debtors, the Requisite Consenting Tidewater Lenders, and the Requisite Consenting Noteholders. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of (x) the Debtors or the Reorganized Debtors (as the case may be), and (y) the Requisite Consenting Tidewater Lenders and the Requisite Consenting Noteholders; provided, that if such deletion or modification adversely affects the recovery or treatment of any of the Consenting Sale Leaseback Parties, if any, then such deletion or modification may not be made without the written consent of such Consenting Sale Leaseback Party, and (c) nonseverable and mutually dependent.

12.10.    Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

12.11.    Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12.    Dates of Actions to Implement the Plan.

In the event that any payment or act under the Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

12.13.    Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the holders of Claims and Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtors.

12.14.    Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

12.15.    Successor and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

12.16.    Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.17.    Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full herein.

12.18.    Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)	if to the Debtors or the Reorganized Debtors:

Tidewater Inc.

Pan American Life Center

601 Poydras, Suite 1500

New Orleans, Louisiana 70130

Attn:      Bruce D. Lundstrom

Email:    blundstrom@tdw.com

Facsimile: (888) 909-0946

-and-

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn:      Ray C. Schrock, P.C. and Alfredo R. Pérez, Esq.

Email:    ray.schrock@weil.com and alfredo.perez@weil.com

Facsimile: (212) 310-8007

-and-

Jones Walker LLP

201 St. Charles Avenue, Floor 50

New Orleans, Louisiana 70170

Attn:    Amy G. Scafidel, Esq. and Curt Hearn, Esq.

E-mail: ascafidel@joneswalker.com and chearn@joneswalker.com

Facsimile: (504) 582-8583

-and-

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:      Daniel J. DeFranceschi, Esq. and Zachary I. Shapiro, Esq.

Email:    defranceschi@RLF.com and shapiro@rlf.com

Facsimile: (302) 651-7701

(b)	If to the Credit Agreement Agent, to:

Morgan, Lewis & Bockius LLP

One Federal Street,

Boston, Massachusetts 02110

Attn: Amy L. Kyle, Esq. and Edwin E. Smith, Esq.

E-mail: amy.kyle@morganlewis.com and edwin.smith@morganlewis.com

Facsimile: (617) 341-7701

-and-

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street, 16th Floor

P.O. Box 1347

Wilmington, Delaware 19899

Attn: Derek C. Abbott, Esq.

E-mail: dabbott@mnat.com

Facsimile: (302) 425-4664

(c)	If to the Unofficial Noteholder Committee, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn: Alan W. Kornberg, Esq. and Brian S. Hermann, Esq.

E-mail: akornberg@paulweiss.com and bhermann@paulweiss.com

Facsimile: (212) 757-3990

-and-

Blank Rome LLP

1201 North Market Street, Suite 800

Wilmington, Delaware 19801

Attn: Stanley B. Tarr, Esq. and Rick Antonoff, Esq.

E-mail: tarr@blankrome.com and rantonoff@blankrome.com

Facsimile: (302) 428-5104 and (212) 885-5001

After the Effective Date, the Debtors have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

Dated: July 13, 2017

Respectfully submitted,

Tidewater Inc. and each of the other Debtors

By:	/s/ Jeffrey M. Platt
	Name:	Jeffrey M. Platt
	Title:	President and Chief Executive Officer and Authorized Representative

Schedule 1

Restructuring Support Agreement

(Intentionally Omitted)

Schedule 2

Sale Leaseback Agreements1

Vessel	Charterer	Owner	Date of Agreement
BARTHEL TIDE	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/27/2014

BREWSTER TIDE	Tidewater Marine, L.L.C.	PNC Equipment Finance, LLC	12/11/2014

BROUSSARD TIDE	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/20/2014

DALFREY TIDE	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/31/2014

DAMON B BANKSTON	Zapata Gulf Marine, L.L.C.	Fifth Third Equipment Finance Company	11/22/2013

DELATTE TIDE	Tidewater Marine, L.L.C.	Banc of America Leasing & Capital, L.L.C.	12/9/2014

DEAN EDWARD TAYLOR	Zapata Gulf Marine, L.L.C.	Banc of America Leasing & Capital, L.L.C.	12/20/2013

FORTIER TIDE	Tidewater Marine, L.L.C.	Regions Commercial Equipment Finance, LLC	3/20/2014

JONATHAN ROZIER	Tidewater Marine, L.L.C.	MassMutual Asset Finance LLC	3/30/2015

KEN C. TAMBLYN	Point Marine, L.L.C.	BBVA Compass Financial Corporation	9/30/2013

LESTER POLLACK	Gulf Fleet Supply Vessels, L.L.C.	Fifth Third Equipment Finance Company	12/13/2013

MISS JANE TIDE	Gulf Fleet Supply Vessels, L.L.C.	Fifth Third Equipment Finance Company	12/20/2013

PAT TILLMAN	Tidewater Marine, L.L.C.	Banc of America Leasing & Capital, L.L.C.	11/25/2014

PATTAROZZI TIDE	Point Marine, L.L.C.	Fifth Third Equipment Finance Company	9/30/2014

PAUL W. MURRILL	Twenty Grand Marine Service, L.L.C.	BBVA Compass Financial Corporation	9/27/2013

SOLAR TIDE II	Tidewater Marine, L.L.C.	Fifth Third Equipment Finance Company	4/1/2014

[1]	All Sale Leaseback Agreements are guaranteed by Tidewater Inc.